Exhibit (b)(1)

Execution Version

OWL ROCK CAPITAL CORPORATION OWL ROCK CAPITAL ADVISORS LLC 399 Park Avenue, 38th Floor New York, NY 10022	ARES CAPITAL MANAGEMENT LLC 246 Park Avenue 44th Floor New York, NY 10166	CANYON CAPITAL ADVISORS LLC 2000 Avenue of the Stars, 11th Floor Los Angeles, CA 90067

GOLUB CAPITAL LLC 200 Park Avenue New York, NY 10166	THE PRIVATE CREDIT GROUP OF GOLDMAN SACHS ASSET MANAGEMENT, L.P. 200 West Street New York, NY 10282	OAKTREE CAPITAL MANAGEMENT, L.P. OAKTREE FUND ADVISORS, LLC 333 South Grand Ave., 28th Floor Los Angeles, CA 90071

BENEFIT STREET PARTNERS L.L.C. 9 West 57th Street, Suite 4920 New York, NY 10019	GUGGENHEIM CREDIT SERVICES, LLC 330 Madison Avenue, 11th Floor New York, NY 10017	BLACKROCK CAPITAL INVESTMENT CORP and certain affiliates, on behalf of funds and accounts under management 2951 28th Street Suite 1000, Santa Monica, CA 90405	VISTA CREDIT PARTNERS, L.P. c/o Vista Equity Partners Four Embarcadero Center, 20th Floor San Francisco, CA, 94111

CONFIDENTIAL December 11, 2020

Lake Merger Sub I and Lake Merger Sub II

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Kevin Sofield

Project Python

Commitment Letter

Ladies and Gentlemen:

You have advised Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Advisors LLC (“ORCA”), Ares Capital Management LLC (“Ares”), Canyon Capital Advisors LLC, on behalf of its managed funds and/or accounts (“Canyon”), Golub Capital LLC (“Golub”), The Private Credit Group of Goldman Sachs Asset Management, L.P. (“GSAM”), Oaktree Capital Management, L.P., Oaktree Fund Advisors, LLC (together with Oaktree Capital Management,

L.P., collectively, “Oaktree”), Benefit Street Partners L.L.C. (“Benefit Street”), Special Value Continuation Partners, LLC, Tennenbaum Senior Loan Fund II, LP, Tennenbaum Senior Loan Fund V, LLC, BlackRock Elbert CLO V, Ltd., TCP Direct, Lending Fund VIII-A, LLC, TCP DLF VIII 2018 CLO, LLC, BlackRock DLF IX 2019 CLO, LLC, BlackRock DLF IX 2019-G CLO, LLC, BlackRock DLF IX 2020-1 CLO, LLC, BlackRock Direct Lending Fund IX-U (Ireland), BlackRock Direct Lending Fund IX-L (Ireland), BlackRock Credit Strategies Fund, BlackRock Capital Investment Corp (together with Special Value Continuation Partners, LLC, Tennenbaum Senior Loan Fund II, LP, Tennenbaum Senior Loan Fund V, LLC, BlackRock Elbert CLO V, Ltd., TCP Direct, Lending Fund VIII-A, LLC, TCP DLF VIII 2018 CLO, LLC, BlackRock DLF IX 2019 CLO, LLC, BlackRock DLF IX 2019-G CLO, LLC, BlackRock DLF IX 2020-1 CLO, LLC, BlackRock Direct Lending Fund IX-U (Ireland), BlackRock Direct Lending Fund IX-L (Ireland), BlackRock Credit Strategies Fund, collectively, “BlackRock”), Private Debt Investors Feeder, LLC (“Private Debt”), Verger Capital Fund LLC (“Verger”), South Carolina Retirement Systems Group Trust (together with Private Debt and Verger, collectively, “Guggenheim”) and Vista Credit Partners, L.P. (“VCP” and, together with ORCC, ORCA, Ares, Canyon, Golub, GSAM, Oaktree, Benefit Street, BlackRock and Guggenheim and any Additional Agents appointed pursuant to Section 2, collectively, the “Commitment Parties”, “we” and/or “us”), that Vista Equity Partners Management, LLC and its controlled affiliates and affiliated investment funds (collectively, the “Sponsor”), intend to acquire (the “Acquisition”), directly or indirectly, the Delaware limited liability company identified by you to us (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Additional Conditions attached hereto as Exhibit C; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”.

1.    Commitments.

In connection with the Transactions, (a) each of ORCC, Ares, Canyon, Golub, GSAM, Oaktree, Benefit Street, BlackRock, Guggenheim and VCP (each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its several and not joint commitment to provide (i) a portion of the Term Facility (as defined on Exhibit A hereto) set forth opposite such Initial Lender’s name on Schedule I attached hereto and (ii) a portion of the Revolving Facility (as defined on Exhibit A hereto) set forth opposite such Initial Lender’s name on Schedule I attached hereto, subject only to the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein.

2.    Titles and Roles.

It is agreed that (i) ORCC and Ares will act as joint lead arrangers and joint bookrunners for the Credit Facilities, and (ii) ORCA will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Credit Facilities. It is further agreed that in respect of the Credit Facilities, ORCC shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement. Except as set forth in this Section 2, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the fee letters with respect to the Credit Facilities, dated as of the date hereof, by and among the Initial Lenders, respectively, and you (collectively, the “Fee Letter”)) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that (i) within 20 business days following the Signing Date, you may appoint additional joint lead arrangers, joint bookrunners, managers, co-managers, agents or co-agents (any such joint lead arranger, joint bookrunner, manager, co-manager, agent or co-agent, an “Additional Agent”) for the Credit Facilities and award any Additional Agent any other titles in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint or confer any titles on and/or allocations to any Additional Agent or confer other titles in respect of the Credit Facilities, (x) the commitments of the Initial Lenders in respect of the Credit Facilities will be reduced on a pro rata basis across the Credit Facilities by the amount of the commitments of the entities so appointed (or their relevant affiliates); and (y) the economics awarded to such other arrangers shall be in proportion to their commitments assumed in respect of such Credit Facilities, with such reduction allocated to reduce the economics of the Initial Lenders in respect of the Credit Facilities at such time on a pro rata basis with respect to the Credit Facilities according to the respective amounts of their commitments, (ii) subject to the second sentence of this Section 2, any Additional Agent will be listed in the order determined by you in any marketing or other materials, (iii) upon the execution by any Additional Agent (and, in each case, any relevant affiliate) of customary joinder documentation, each such Additional Agent (and any relevant affiliate thereof) shall thereafter constitute a “Commitment Party” and a “Lead Arranger” hereunder, and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder, and (iv) you may not allocate more than 20% of the total economics in respect of the Credit Facilities to Additional Agents (or their affiliates).

3.    [Reserved].

4.    Information.

You hereby represent and warrant that (with respect to Information and projections relating to the Company, its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data, other than projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the projections that have been or will be made available to us by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be, when furnished, taken as a whole, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such projections are so furnished; it being understood that such projections are predictions as to future events and are not to be viewed as facts or as a guarantee of performance, that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such projections relating to the Company, its subsidiaries or their respective operations or assets, will, in all instances to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and such projections such that (prior to the Closing Date, with respect to Information and projections relating to the Company, its subsidiaries and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Commitment Parties hereunder or the funding of the Credit Facilities on the Closing Date. In providing their commitment hereunder, the Commitment Parties will be entitled to use and rely on the Information and projections without responsibility for independent verification thereof. The Lead Arrangers do not assume any responsibility for the accuracy or completeness of the Information or projections. You shall deliver to the Lead Arrangers an audited consolidated balance sheet and related statements of income and cash flows of the Company and its subsidiaries for each fiscal year ending at least one hundred twenty (120) days prior to the Closing Date.

5.    Fees.

As consideration for the commitments of the Initial Lenders hereunder, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter, if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise set forth herein or therein or as otherwise agreed in writing by you and us.

6.    Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Commitment Parties to perform their obligations described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties in writing) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i)

the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Lenders (as defined in the Term Sheet) (in their capacities as such), but only to the extent that Parent (as defined in the Acquisition Agreement) (or its affiliates) have the right (taking into account any applicable cure provisions) to terminate its or its affiliates’ obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B are satisfied (or waived by all Commitment Parties in writing) (provided that to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrowers and each domestic Guarantor (other than Holdings) (provided that such certificates, other than certificated equity securities of the Company, will be required to be delivered on the Closing Date only to the extent actually received from the Company after your use of commercially reasonable efforts to obtain such certificate); provided further that any such stock certificates not delivered on the Closing Date shall be required to be delivered on or prior to the date that is 60 days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree in its sole, reasonable discretion) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrowers acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrowers and the Guarantors set forth in the Credit Facilities Documentation relating to organizational existence of the Borrowers and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Facilities Documentation, no conflicts with or consents under charter documents, in each case, related to the entering into and the performance of the Credit Facilities Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex I to Exhibit C hereto) of Holdings and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA or the PATRIOT Act; the Investment Company Act; and, subject to the proviso in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto) is not a condition to the Initial Lenders’ commitments to fund the Credit Facilities hereunder on the terms set forth herein.

7.    Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates, managed funds and controlling persons (in each case other than any Excluded Affiliate acting in its capacity as such) and the respective officers, directors, employees, agents, advisors, partners and other representatives and successors and assigns of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates or managed funds in their respective capacities as (x) financial advisors to you, the Sponsor, any Investor or the Company or its subsidiaries in connection with the Acquisition or any other potential acquisition of the Company or (y) co-investors in the Transactions or any potential acquisition of the Company or its subsidiaries (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented fees and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon written demand for any reasonable and documented or fees and out-of-pocket expenses of one counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, and other reasonable and documented fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel and (without your prior written consent) the fees and expenses of any other third-party advisors); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlling persons or controlled affiliates under this Commitment Letter (including its obligation to fund its commitments hereunder), the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Sponsor, the other Investors, the Company or any of your or their respective affiliates; provided that each Indemnified Person, to the extent acting in its capacity as an agent or arranger or similar role under the Credit Facilities, shall remain indemnified in respect of such disputes; and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent), due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet, if necessary, of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions or (y) any material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letter as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you (or your affiliates), the Sponsor (or its affiliates), the Company (or its subsidiaries), the Investors (or their affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation; provided that nothing in this clause (ii) shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph (as qualified by clause (i) immediately above).

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this Section 7, except to the extent you are materially prejudiced by such failure. You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that withholding consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7.

Each Indemnified Person shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

8.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates or managed funds may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates or managed funds will use confidential information obtained from you, the Company, the Investors or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company, the Investors or your or their respective affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties and their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. In addition, please note that one or more Commitment Parties and/or their respective affiliates may be working with competing bidders for the Company in connection with providing or arranging debt or equity financing for the acquisition of the Company. You agree to such activities and arrangements, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, such Commitment Party and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you, the Company, your and its respective equity holders or your or their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and each of its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, an agent or a fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, and (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.    Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the relevant Commitment Parties (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors, and to your and any of the Investors’ affiliates and your and their respective Related Parties, controlling persons or equity holders and to any other actual and/or potential co-investors, in each case, on a confidential basis, (b) if the relevant Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), (d) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including this Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), including, without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or compulsory legal process or as requested by a governmental authority and/or regulatory authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof), or (e) to a tax authority, to the extent reasonably necessary in connection with the tax affairs of Holdings and/or its affiliates; provided that (i) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) to the Company (including any shareholder representative), its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis, (ii) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) in any proxy, public filing, prospectus, offering memorandum, offering circular or other marketing materials in connection with the Acquisition or the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet (and the other exhibits and attachments hereto) and the contents thereof (the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), to potential Lenders, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing relating to the Transactions, (v) you may disclose this Commitment Letter

(including the Term Sheet and the other exhibits and attachments hereto) and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder, (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of hereof and thereof (including the Term Sheet and the other exhibits and attachments hereto) to any potential additional lead arranger or additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective Related Parties, controlling persons and equity holders, in each case, on a confidential basis, and (vii) if the fee amounts payable pursuant to the Fee Letter have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company (including any shareholder representative), its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis; provided that after the execution of this Commitment Letter by you, the Fee Letter and contents thereof may be disclosed to the Company, its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis (and redacted in a manner consistent with this clause (vii)). The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of performing its obligations that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) with your consent, (b) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure) or in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements, (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (d) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you, the Company, the Investors or any of your or their respective affiliates or any of your or their Related Parties, (e) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge (after due inquiry), subject to any contractual or fiduciary confidentiality obligations owing to you, the Company, the Investors or any of your or their affiliates or any of your or their Related Parties, (f) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (g) to such Commitment Party’s affiliates and managed funds (in each case, other than any Excluded Affiliates) and investors and to its and their respective directors, officers, employees, shareholders, financing sources, legal counsel, independent auditors, professionals and other experts or agents (such Persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance) or, with respect to disclosure to investors or prospective investors, such disclosure is in connection with customary portfolio reviews, (h) to prospective Lenders (as defined in the Term Sheet), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under any Credit Facility, (i) for purposes of establishing a due diligence defense in any legal proceedings, or (j) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letter; provided that no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Company and its subsidiaries, including through the provision of advisory services (any entities described in clauses (x) and (y), “Excluded Affiliates”) other than to a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such information that is disclosed to such persons is done on a “need to know” basis solely in connection with the transactions contemplated by this Commitment Letter and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential); provided that the disclosure of any such information pursuant to clauses (h) and (i) above shall be made subject to the acknowledgement and acceptance by such recipient (other than, in respect of clause (i), a judge in such legal proceeding) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder. The provisions of this paragraph shall otherwise automatically terminate on the second anniversary of the date hereof. In no event shall any disclosure of information referred to above be made to any Disqualified Lender. It is understood and agreed that no Commitment Party may advertise or promote its role in providing any portion of any Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrowers (which consent may be withheld in the Borrowers’ sole and absolute discretion).

10.    Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, on or after the Closing Date, to Holdings, Merger Sub II, the Company or another entity, so long as such entity is newly formed under the laws of any jurisdiction within the United States of America and is, or will be, controlled by the Sponsor after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that, with the consent of Holdings but without the consent of any other party hereto, Guggenheim may assign its commitments hereunder to any other fund or account managed or advised by its investment advisor, which assignee shall be subject to the terms and conditions set forth in this Commitment Letter and the Fee Letter applicable to Guggenheim. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to utilize their affiliates or branches in performing the obligations contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliate or branch through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliate or branch referred to in the foregoing clause (a) of the obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO

TERMINATE YOUR AND ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH THE TERMS THEREOF, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Credit Facilities Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and the Fee Letter, the Credit Facilities Documentation shall be negotiated in good faith for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF OBLIGATIONS HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County (the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other courts to whose jurisdiction such person is subject, by suit on the judgment or in any other manner provided by law; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and that does not involve claims against us or the Lenders (as defined in the Term Sheet) or any Indemnified Person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders (as defined in the Term Sheet) may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders (as defined in the Term Sheet) to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation and is effective for each of us and the Lenders (as defined in the Term Sheet).

The indemnification, compensation (if applicable in accordance with the terms hereof and of any Fee Letter), reimbursement (if applicable in accordance with the terms hereof and of any Fee Letter), jurisdiction, governing law, venue, waiver of jury trial, service of process and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter with respect to (a) confidentiality of the Fee Letter and the contents thereof and (b) your understandings and agreements regarding no agency or fiduciary duty shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the immediately preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Credit Facilities on a pro rata basis among the Initial Lenders; provided that such reduction shall be effected ratably between the Term Facility and the Revolving Facility among the Initial Lenders.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, December 18, 2020 (such date, or such earlier date on which executed counterparts hereof and of the Fee Letter are returned to the Commitment Parties, the “Signing Date”). The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will automatically expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Credit

Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) consummation of the Acquisition with or without the funding of the Credit Facilities, and (iii) 11:59 p.m., Pacific time, on July 19, 2021 (such earliest time, the “Expiration Date”). Upon the Expiration Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Commitment Parties to perform the obligations described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

OWL ROCK CAPITAL CORPORATION

/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

[Signature Page to Commitment Letter]

OWL ROCK CAPITAL ADVISORS LLC

/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

[Signature Page to Commitment Letter]

ARES CAPITAL MANAGEMENT, LLC, solely in its capacity as manager to certain funds and accounts

/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Commitment Letter]

CANYON CAPITAL ADVISORS LLC, on behalf of its managed funds and/or accounts

/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Commitment Letter]

GOLUB CAPITAL LLC

/s/ Andrew H. Steuerman
Name: Andrew H. Steuerman Title: Senior Managing Director

[Signature Page to Commitment Letter]

THE PRIVATE CREDIT GROUP OF GOLDMAN SACHS ASSET MANAGEMENT, L.P., on behalf of one or more managed funds or accounts

/s/ David Yu
Name: David Yu
Title: Authorized Signatory

[Signature Page to Commitment Letter]

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC

In each case, solely in its capacity as investment adviser to certain funds and accounts within the Strategic Credit Group

/s/ Milwood Hobbs, Jr.
Name: Milwood Hobbs, Jr.

[Signature Page to Commitment Letter]

BENEFIT STREET PARTNERS L.L.C., on behalf of its Affiliated Funds

/s/ Mike Frick
Name: Mike Frick
Title: Authorized Signatory

[Signature Page to Commitment Letter]

SPECIAL VALUE CONTINUATION PARTNERS, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

TENNENBAUM SENIOR LOAN FUND II, LP

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

TENNENBAUM SENIOR LOAN FUND V, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK ELBERT CLO V, LTD.

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

TCP DIRECT LENDING FUND VIII-A, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

[Signature Page to Commitment Letter]

TCP DLF VIII 2018 CLO, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DLF IX 2019 CLO, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DLF IX 2019-G CLO, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DLF IX 2020-1 CLO, LLC

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DIRECT LENDING FUND IX-U (IRELAND)

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

[Signature Page to Commitment Letter]

BLACKROCK DIRECT LENDING FUND IX-L (IRELAND)

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK CREDIT STRATEGIES FUND

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK CAPITAL INVESTMENT CORP

/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

[Signature Page to Commitment Letter]

PRIVATE DEBT INVESTORS FEEDER, LLC
By: Guggenheim Corporate Funding, LLC as Manager

/s/ John F. Mulreaney
Name: John F. Mulreaney
Title: Attorney-in-Fact

SOUTH CAROLINA RETIREMENT SYSTEMS GROUP TRUST
By: Guggenheim Partners Investment Management, LLC as Manager

/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

VERGER CAPITAL FUND LLC
By: Guggenheim Partners Investment Management, LLC, as Sub-Advisor

/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

[Signature Page to Commitment Letter]

VISTA CREDIT PARTNERS, L.P.

/s/ David Flannery
Name: David Flannery
Title: Authorized Person

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

LAKE MERGER SUB I, as a Merger Sub I

/s/ Maneet S. Saroya
Name: Maneet S. Saroya
Title: President

Accepted and agreed to as of the date first above written:

LAKE MERGER SUB II, as Merger Sub II

/s/ Maneet S. Saroya
Name: Maneet S. Saroya
Title: President

[Signature Page to Commitment Letter]

SCHEDULE I

COMMITMENTS

Lender	Term Facility Commitment	Revolver Facility Commitment
ORCC	$200,000,000.00	$20,000,000.00
Ares	$125,000,000.00	$12,500,000.00
Canyon	$100,000,000.00	$10,000,000.00
Golub	$100,000,000.00	$10,000,000.00
GSAM	$100,000,000.00	$10,000,000.00
Oaktree	$100,000,000.00	$10,000,000.00
Benefit Street	$75,000,000.00	$7,500,000.00
BlackRock	$75,000,000.00	$7,500,000.00
Private Debt Investors Feeder, LLC	$73,363,636.36	$7,336,363.64
South Carolina Retirement Systems Group Trust	$1,500,000.00	$150,000.00
Verger Capital Fund LLC	$136,363.64	$13,636.36
VCP	$50,000,000.00	$5,000,000.00
Total	$1,000,000,000.00	$100,000,000.00

EXHIBIT A

Project Python

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Vista Equity Partners Management LLC and its controlled affiliates and affiliated investment funds (collectively, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (if applicable) (including members of the Company’s management and/or the Company’s founders and/or former equityholders) (collectively with the Sponsor, the “Investors”) intend to acquire (the “Acquisition”), directly or indirectly, the Company.

In connection with the foregoing, it is intended that:

a)

The Investors will, directly or indirectly, make cash contributions to Holdings in exchange for equity of Holdings (the “Equity Contribution”), with all contributions to Holdings to be in the form of common and/or preferred equity (including any PIK preferred stock investment made by the Investors in Holdings); provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Commitment Parties, in an aggregate amount equal to, when combined with the fair market value of all capital contributions and investments by management and existing equity holders of the Company rolled over or invested, directly or indirectly, in Holdings in connection with the Transactions (as defined below) (the “Other Equity”), and subject to amounts withheld at closing for potential future settlement or resolution of shareholder appraisal claims in an amount not to exceed the Per Share Price (as defined in the Acquisition Agreement) per each Dissenting Company Share (as defined in the Acquisition Agreement), at least 70% of the sum of (1) the aggregate amount of the Credit Facilities funded on the Closing Date (but excluding an aggregate amount not to exceed $5 million of gross proceeds of any revolving loans borrowed on the Closing Date to fund working capital needs (including any working capital payments or adjustments under the Acquisition Agreement) and any proceeds of revolving loans applied to backstop or cash collateralize existing letters of credit) plus (2) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that, on the Closing Date, Sponsor shall own, directly or indirectly, at least 50% of the issued and outstanding voting stock of Holdings. In addition, the Investors will, directly or indirectly, make additional cash contributions in an amount to be agreed to Holdings (the “Additional Cash Contribution”) to be placed on the balance sheet of Holdings to make payments in respect of (1) restricted stock units, performance stock units and/or options granted under equity plans (including any payroll taxes in connection therewith) that, in each case, were unvested as of the Closing Date, (2) the Convertible Notes (as defined below), and (3) the Tax Receivable Agreement (as defined below).

EXHIBIT A

b)

Pursuant to the Agreement and Plan of Merger, dated as of the Signing Date, by and among Lake Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and a direct subsidiary of Lake Holdings, LP, Delaware limited partnership (solely prior to the Corporate Merger, “Initial Holdings” and, solely prior to the LLC Merger (and as applicable), together with Other Initial Holdings, “Holdings”), Lake Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct subsidiary of Lake Guarantor, LLC, a Delaware limited liability company (solely prior to the LLC Merger, “Other Initial Holdings”) or of Merger Sub I, as applicable, certain direct or indirect parents of the Company and the other parties thereto (together with all exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, modified, supplemented, consented to or waived in accordance with paragraph 1 of Exhibit C, the “Acquisition Agreement”), Merger Sub I will merge with and into an indirect parent of the Company (the “Corporate Merger”), with such indirect parent surviving such merger; and Merger Sub II will merge with and into an indirect parent of the Company (the “LLC Merger” and, together with the Corporate Merger, the “Mergers”) with such indirect parent surviving such merger. Immediately following the Mergers, the Company shall be joined as the Borrower; the entity that is, after giving effect to the Transactions, the direct parent of the Borrower and a Delaware limited liability company shall be joined as Holdings (solely after the Mergers, “Holdings”); the surviving entities of the Mergers shall be released as Borrowers; and Initial Holdings and Other Initial Holdings shall be released as Holdings.

c)

Merger Sub I and Merger Sub II will obtain the Credit Facilities described in Exhibit B to the Commitment Letter, which will include (i) a senior secured term loan facility denominated in dollars (the “Term Facility”) in an aggregate principal amount of $1,000.0 million and (ii) a senior secured revolving credit facility in an aggregate principal amount equal to $100.0 million (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”). The date on which the Term Facility is initially funded and the Revolving Facility is made available, the “Closing Date”.

d)

An indirect parent of the Company has outstanding 0.375% Convertible Senior Notes due 2024 issued pursuant to that certain Indenture (the “Indenture”), between such indirect parent and U.S. Bank National Association, as Trustee (the “Convertible Notes”), some or all of which may be repurchased for or converted into cash at the option of the holders thereof upon or after consummation of the Transactions on the Closing Date, pursuant to the provisions set forth in the Indenture. After giving effect to the Transactions on the Closing Date, none of Holdings and its Subsidiaries shall be an obligor in respect of the Convertible Notes.

e)

The proceeds of the Equity Contribution and the Credit Facilities borrowed on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and any other payments contemplated by the Acquisition Agreement, (ii) to pay the fees and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Costs”), and (iii) for working capital and general corporate purposes.

The transactions described above (including the payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

ANNEX I to EXHIBIT B

Project Python

$1,000.0 Million Term Facility

$100.0 Million Revolving Facility

Summary of Principal Terms and Conditions1

Borrowers:	Initially, Merger Sub I and Merger Sub II; immediately following the Mergers, the entities surviving the Mergers; and immediately following the Closing, solely the Company (the “Borrower” and with any Additional Borrower (as defined below), the “Borrowers”); provided that the Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned subsidiaries organized in any jurisdiction within the United States of America or any other jurisdiction to be mutually agreed as co-borrowers (an “Additional Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Owl Rock Capital Corporation (“ORCC”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders, and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Owl Rock Capital Advisors LLC and Ares Capital Management LLC will act as joint lead arrangers and joint bookrunners for the Credit Facilities, and will perform the duties customarily associated with such roles; provided that Merger Sub I, Merger Sub II and the Sponsor shall have the right, on the terms set forth in the Commitment Letter, to appoint other financial institutions and other institutional lenders and investors as additional joint lead arrangers, joint bookrunners, managers, co-managers or co-agents.

Syndication Agent:	Ares Capital Management LLC

Documentation Agent:	Guggenheim Credit Services, LLC

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

ANNEX I to EXHIBIT B

Lenders:	The Initial Lenders and any other banks, financial institutions and other institutional lenders and investors that become party to the Credit Facilities Documentation pursuant to the relevant assignment terms and conditions contained under the heading “Assignments and Participations” below (the “Lenders”)

Credit Facilities:

(A) A senior secured term loan facility denominated in dollars (the “Term Facility”) in an aggregate principal amount of $1,000.0 million (the loans thereunder, the “Term Loans”).

(B) A senior secured revolving credit facility denominated in dollars (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”) in an aggregate principal amount equal to $100.0 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Purpose:

(A) The proceeds of borrowings under the Term Facility will be used by the Borrowers on the Closing Date, together with any proceeds from permitted borrowings under the Revolving Facility, the proceeds from the Equity Contribution and Other Equity and cash on hand at Holdings, Merger Sub I, Merger Sub II, the Company and its subsidiaries, to pay the Acquisition Costs.

(B)The letters of credit and proceeds of Revolving Loans will be used by the Borrowers and their subsidiaries (i) after the Closing Date, for working capital, capital expenditures, other general corporate purposes (including, the financing of permitted acquisitions, other permitted investments, working capital and/or purchase price adjustments (including, without limitation, in connection with the Acquisition), prepayments of Specified Indebtedness and related fees and expenses, and permitted dividends and other distributions) and any other use not prohibited by the Credit Facilities Documentation, and (ii) on the Closing Date as set forth below under “Availability”.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

ANNEX I to EXHIBIT B

(B) The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date (i) to finance the Acquisition Costs, (ii) [reserved], (iii) to cash collateralize existing letters of credit, (iv) for working capital and general corporate purposes, and/or (v) to finance purchase price adjustments under the Acquisition Agreement (including with respect to the amount of all cash, cash equivalents, marketable securities and working capital to be acquired) and for other general corporate purposes; provided that the sum of all amounts under the foregoing clauses (i), (iv) and (v) shall not exceed, collectively, $15 million. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date, and letters of credit issued under such facilities that are no longer available may be “rolled over” into the Revolving Facility on the Closing Date. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum face amounts to be agreed upon; provided that the Revolving Facility will be subject to notice provisions consistent with the Documentation Principles. Amounts repaid under the Revolving Facility may be reborrowed.

Defaulting Lenders:	The Facilities Documentation shall contain defaulting lender provisions consistent with the Documentation Principles.

Letters of Credit:

$20.0 million of the Revolving Facility will be available to the Borrowers for the purpose of issuing standby letters of credit denominated in dollars to support obligations of Holdings and its subsidiaries. Letters of credit under the Revolving Facility will be issued by certain Revolving Lenders that agree to act as an issuing bank and are reasonably acceptable to the Borrowers and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed with the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Revolving Facility unless cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank;

ANNEX I to EXHIBIT B

provided that any letter of credit may provide, at the Borrowers’ option, for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed with the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrowers from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrowers do not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its revolving credit commitments. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend or renew existing letters of credit, to the extent letter of credit exposure would exceed the available commitments of the non-Defaulting Lenders under the Revolving Facility, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

The issuance of each letter of credit shall be subject to the customary procedures of the applicable Issuing Bank.

ANNEX I to EXHIBIT B

Incremental Facilities:

The Credit Facilities Documentation (as defined below) will permit the Borrowers to add one or more incremental term loan facilities, or to increase any existing term loan facility, under the Credit Facilities Documentation (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in (a) an aggregate amount of up to (1) on or prior to December 31, 2023, $125.0 million and (2) after December 31, 2023, the greater of $125.0 million and 100% of Consolidated EBITDA for the most recently completed 4 fiscal quarter period for which financial statements have been delivered prior to the date of incurrence of such Incremental Facility (or, in the event such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence) minus the aggregate principal amount of any Incremental Equivalent Debt incurred on or prior to the date thereof in reliance on this clause (after giving effect to any reclassification of any such Incremental Equivalent Debt as incurred under the Incremental Incurrence Test), plus (b) the aggregate amount of all voluntary prepayments (or redemptions), debt buybacks (to the extent offered to all similarly situated lenders and in an amount equal to the purchase price paid), payments utilizing the yank-a-bank provisions (to the extent such debt is retired rather than assigned) and permanent commitment reductions of the Credit Facilities or any Incremental Facility, Incremental Equivalent Debt, Refinancing Facility, in each case (x) to the extent secured on a pari passu basis with the Secured Obligations, (y) to the extent not financed with long term indebtedness (other than revolver draws and intercompany debt) and (z) if any such facility is a revolving facility, to the extent accompanied by a corresponding permanent reduction

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in the commitments thereunder (clauses (a) plus (b), the “Unrestricted Incremental Amount”), plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (c) (assuming the full amount of any Incremental Revolving Facility concurrently established in reliance on this clause (c) is drawn) and after giving effect to any acquisition consummated in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amount incurred in connection therewith under the Unrestricted Incremental Amount or any other fixed dollar basket or the Revolving Facility (but otherwise excluding the cash proceeds of any Incremental Facilities, from cash and cash equivalents), (1) in the case of an Incremental Facility incurred on or prior to December 31, 2023, the LQA Recurring Revenue Leverage Ratio (as defined below) shall not exceed 2.10 to 1.00, or (2) in the case of an Incremental Facility incurred after December 31, 2023 and (x) secured on a pari passu basis with the Secured Obligations, the Total Leverage Ratio (as defined below) shall not exceed 6.75 to 1.00, or (y) unsecured or secured on a junior basis to the Secured Obligations, the Total Leverage Ratio shall not exceed 7.25 to 1.00 (in each case with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) (provided that (1) the Borrowers may elect that the loans or commitments be incurred under one or more of the Unrestricted Incremental Amount and the Incremental Incurrence Test in its sole discretion (and, if no election is made, such loans will be incurred pursuant to the Incremental Incurrence Test if and to the extent such basket is available), (2) if loans or commitments are intended to be incurred under the Incremental Incurrence Test and the Unrestricted Incremental Amount and/or any other Fixed Amount in a single transaction or series of related

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transactions, (x) incurrence of the portion of such loans or commitments to be incurred under the Incremental Incurrence Test shall first be calculated without giving effect to any loans or commitments to be incurred under the Unrestricted Incremental Amount or any other Fixed Amount, but giving full pro forma effect to the use of proceeds of all such loans and commitments and related transactions, and (y) thereafter, incurrence of the portion of such loans or commitments to be incurred under the Unrestricted Incremental Amount shall be calculated, and (3) any portion of any Incremental Facility incurred under the Unrestricted Incremental Amount shall be automatically reclassified at any time, unless otherwise elected by the Borrower, as incurred under the Incremental Incurrence Test if the Borrower meets the applicable leverage (or coverage) ratio under the Incremental Incurrence Test on a pro forma basis at any time subsequent to the incurrence of such Incremental Facility (this clause (3), the “Incremental Reclassification Provision”)) (this clause (c), the “Incremental Incurrence Test”); provided that:

(i) the Incremental Facilities shall not be guaranteed by any person other than the Guarantors under the Credit Facilities and shall be secured on a pari passu basis with, or on a junior basis to, the Credit Facilities or shall be unsecured,

(ii)(A) no event of default (in connection with a Limited Condition Transaction, no payment or bankruptcy event of default) under the Credit Facilities Documentation has occurred and is continuing or would exist after giving effect thereto, and (B) solely if and to the extent required by the lenders providing such Incremental Facility, the representations and warranties in the Credit Facilities Documentation (to be limited in any case to the Specified Representations, in the case of an Incremental Facility used to finance a Permitted Acquisition, other permitted investment or Limited Condition Transaction) shall be true and correct in all material respects (or in all respects if already qualified by materiality) on and as of the date of the incurrence of any Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence) (although any representations and warranties which expressly relate to a given date or

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period shall be required only to be true and correct in all material respects (or in all respects if already qualified by materiality) as of the respective date or for the respective period, as the case may be), subject to (1) customary “SunGard” limitations or (2) with respect to any UK “certain funds” transaction, to conditionality customary for such transactions, in each case to the extent the proceeds of such Incremental Facility are being used to finance a Limited Condition Transaction,

(iii) the maturity date of any Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and the weighted average life to maturity of such Incremental Term Facility shall not be shorter than the then remaining weighted average life to maturity of the Term Facility (without giving effect to any prepayments) (provided that the foregoing requirements in this clause (iii) shall not apply to any Incremental Facility consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies such requirements), and the maturity date of any Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Facility and such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility,

(iv) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility, and such Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Facility being increased may be increased for all Revolving Lenders under the Revolving Facility being increased, and additional upfront or similar fees may be payable to the Lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase),

ANNEX I to EXHIBIT B

(v) the pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to clauses (iii) and (iv) above) maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrowers and the lenders thereunder; provided that, unless waived by the Required Lenders, in the event that the effective yield on any such Incremental Term Facility secured on a pari passu basis (in security and right of payment) with the Secured Obligations is higher than the effective yield on the Term Facility by more than 50 basis points, then, solely to the extent Lenders holding more than 50% of the aggregate amount of the Term Loans have not waived the provisions of this clause (v), the interest rate margins for such Term Loans shall be increased to the extent necessary so that the effective yield on the Term Loans is equal to the effective yield on such Incremental Term Facility minus 50 basis points; provided further that, in determining the effective yield on any Incremental Term Facility and any Term Loans, (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to the lead arrangers (or their affiliates) in their respective capacities as such in connection with the applicable facility (regardless of whether such fees are paid to or shared in whole or in part with any lender) and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to any such facility and that are paid or payable in connection with any such facility shall be excluded, (y) original issue discount (“OID”) and upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount or, if less, the remaining life to maturity) and (z) to the extent that Adjusted LIBOR for a three month interest period on the closing date of any such Incremental Term Facility (A) is less than 1.00%, the amount of such difference shall be deemed added to the interest margin for the applicable existing Term Loans, solely for the purpose of determining whether an increase in the interest rate

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margins for the applicable existing Term Loans shall be required and (B) is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under such Incremental Term Facility solely for such purpose (provided that, to the extent any increase in interest rate margin would be required pursuant to the foregoing provisions, solely on account of clause (B) immediately above, such increase shall be effected solely by way of an increase in the LIBOR floor instead of an increase in the applicable margin) (all adjustments made pursuant to this clause (v), the “MFN Adjustment”),

(vi) any Incremental Term Facility that is pari passu in right of payment and security with the Term Loans shall share ratably or less than ratably in any voluntary prepayment and any mandatory prepayments of the Term Facility,

(vii) any Incremental Facility may rank junior in right of security to the Term Facility and/or the Revolving Facility or be unsecured, in which case, the Incremental Facility pursuant to which such incremental term loans or incremental revolving commitments are extended will be established as a separate facility from the then existing Credit Facilities; provided that such separate facility does not mature (and does not require any mandatory redemptions, sinking funds or similar payments or offers to purchase (excluding customary asset sale and change of control provisions and similar provisions and, if applicable, AHYDO catch-up payments)) on or prior to the final stated maturity date of, or have a shorter weighted average life to maturity than, loans under any existing Term Facility or Incremental Term Facility (in the case of an Incremental Term Facility) or any existing Revolving Facility or Incremental Revolving Facility (in the case of an Incremental Revolving Facility) (provided that the foregoing requirements in this clause (vii) shall not apply to any Incremental Facility consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies such requirements),

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(viii) any Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrowers and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be, they shall (except to the extent permitted by clause (iii), (iv), (v), (vi) or (vii) above) be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the latest maturity date of the applicable Credit Facility or Incremental Facility) (it being understood that no consent shall be required from the Administrative Agent for terms or conditions if the Lenders under the initial Term Facility or Revolving Facility, as applicable, receive the benefit of such terms or conditions through their addition to the Credit Facilities Documentation),

(viii) [reserved], and

(vii) in no event shall the aggregate principal amount of all Incremental Revolving Increases and Incremental Revolving Facilities exceed $30 million. Any Incremental Facility may be provided by existing Lenders and/or, subject to the consent (not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent (and, in the case of any Incremental Revolving Facility and each Issuing Bank), and subject to the final proviso of this paragraph, other persons constituting eligible assignees who become Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to such person; provided that no existing Lender will be obligated to provide any such Incremental Facility; provided further, that existing Lenders shall first be offered the opportunity to participate in any Incremental Facility (for the avoidance of doubt, prior to any persons not constituting an existing Lender) (such offer, “ROFO”), with rights of first refusal consistent with the right set forth in the Documentation Principles.

The proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes (including capital expenditures, acquisitions and investments, working capital and/or purchase price adjustments, restricted payments, prepayments of Specified Indebtedness and related fees and expenses) and for any other purpose not prohibited by the Credit Facilities Documentation.

ANNEX I to EXHIBIT B

Incremental Equivalent Debt:

The Credit Facilities Documentation will permit the Borrower to issue or incur senior or subordinated notes (issued in a public offering, Rule 144A offering or other private placement or a bridge financing in lieu of the foregoing) or loans (such notes or loans, “Incremental Equivalent Debt”) that are unsecured, or secured on a pari passu basis with, or on a junior basis to, the Credit Facilities in lieu of Incremental Facilities, if the Borrower could establish such Incremental Equivalent Debt under the Unrestricted Incremental Amount or satisfy the Incremental Incurrence Test were such Incremental Equivalent Debt an Incremental Facility; provided that:

(i) the incurrence of such Incremental Equivalent Debt shall (solely to the extent incurred in reliance on the Unrestricted Incremental Amount) result in a dollar for dollar reduction of the amount of indebtedness that may be in incurred under the Unrestricted Incremental Amount in respect of the Incremental Facilities,

(ii) no event of default under the Credit Facilities Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date, and (iii) such indebtedness shall be subject to (x) the Required Debt Terms and will otherwise be as determined by the Borrower and the providers of such indebtedness and (y) the ROFO (to the same extent as an Incremental Facility).

Conditions precedent related to the absence of defaults (other than payment or bankruptcy defaults) will be waivable by the lenders in respect of any Incremental Facility or any Incremental Equivalent Debt in connection with Limited Condition Transactions.

ANNEX I to EXHIBIT B

Incremental Equivalent Debt in the form of term loans shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility.

“Total Leverage Ratio” means the ratio of (a) Consolidated Total Funded Indebtedness, less Unrestricted Cash (as defined below), as of the last day of such test period, to (b) Consolidated EBITDA for such test period.

“Consolidated Total Funded Indebtedness” means, with respect to Holdings and its restricted subsidiaries, the outstanding principal amount of third party funded indebtedness for borrowed money, letters of credit (to the extent of any drawn but unreimbursed amounts thereunder), purchase money indebtedness and the principal portion of capital leases of Holdings and its restricted subsidiaries; provided that Consolidated Total Funded Indebtedness shall exclude, without limitation, any hedging obligations, operating lease obligations, undrawn Letters of Credit, earnout obligations to the extent not then due and payable or if not recognized as debt on balance sheet in accordance with GAAP, and other exceptions to be mutually agreed.

“LQA Recurring Revenues” shall mean, at any date of determination, the product of (a) Recurring Revenues for the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders (or such other period consistent with the Documentation Principles), multiplied by (b) four.

“LQA Recurring Revenue Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its restricted subsidiaries on such date minus (ii) Unrestricted Cash, to (b) LQA Recurring Revenues of Holdings and its restricted subsidiaries as of such date.

“Recurring Revenues” shall mean, all recurring revenue attributable to the Holdings or any of its restricted subsidiaries, including subscription revenue, content development revenue, maintenance and support revenue and other recurring revenues earned during such period, but excluding any professional services revenue or non-recurring revenue, discounts and taxes, calculated on a basis consistent with the financial statements delivered to the Administrative Agent prior to the Closing Date; provided that for purposes of determining “Recurring Revenues”, the impact of any purchase accounting adjustments shall be disregarded.

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“Consolidated EBITDA” shall be defined in a manner substantially identical to the Documentation Principles; provided that (1) there shall be no add-back or deduction, in determining Consolidated EBITDA, for changes in deferred revenue; (2) there shall be an add-back for pro forma cost-savings, operating expense reductions, other operating improvements, optimization, initiatives and synergies that are projected by the Borrower to result from actions either taken or expected to be taken within 24 months after an acquisition, disposition or operational change (including the Transactions), subject to a 25% cap on such addbacks (determined prior to giving effect to such addbacks), and (3) there shall be a deduction for capitalized software development costs, sales commissions and content costs.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of unrestricted cash and cash equivalents held in accounts of Holdings and its restricted subsidiaries (whether or not held in an account pledged to the Administrative Agent) that is free and clear of all liens other than (i) liens created by the Credit Facilities Documentation or (ii) other liens permitted thereunder; provided that any such liens are subordinated to or pari passu with the liens in favor of the Administrative Agent; provided further, that in no event shall cash designated to make payments in respect of (1) restricted stock units, performance stock units or options granted under equity plans (including any payroll taxes in connection therewith) that, in each case, were unvested as of the Closing Date, (2) the Convertible Notes, or (3) the Tax Receivable Agreement constitute “Unrestricted Cash”.

Refinancing Facilities:	The Credit Facilities Documentation will permit refinancing facilities (“Refinancing Facilities”) consistent with those set forth in the Documentation Precedent.

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Guarantees:	All obligations of the Borrowers (or, in the case of clause (ii) below, any Guarantor) (the “Borrower Obligations”) under (i) the Credit Facilities and (ii) at the election of Holdings, any interest rate protection, commodity trading or hedging, currency exchange or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”) if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s swap obligations by the Borrowers or other Guarantors) at the time the guarantee of such Guarantor becomes or would become effective with respect to such Swap) entered into with any counterparty (whether or not such counterparty is or has been a Lender) or cash management arrangements entered into by Holdings or any of its restricted subsidiaries with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent, or with any other person (“Hedging/Cash Management Arrangements”), will be unconditionally guaranteed jointly and severally on a pari passu basis (without regard to control of remedies) with the Credit Facilities (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of Holdings (other than the Borrowers) (the “Guarantors”), provided that the following subsidiaries (“Excluded Subsidiaries”) shall not be required to become Guarantors: (a)(i) any domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC”) or (ii) any domestic subsidiary substantially all of the assets of which are (x) capital stock (including any debt instrument treated as equity for U.S. federal

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income tax purposes) or (y) capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in either case of clauses (x) and (y), of one or more foreign subsidiaries that are CFCs (a “Domestic Foreign Holding Company”), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) special purpose entities, (g) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time such restricted subsidiary is acquired (so long as not entered into in contemplation thereof and so long as such prohibition remains in effect), as applicable, from guaranteeing the Borrower Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, unless such consent, approval, license or authorization has been received, (h) any restricted subsidiary, the provision of a Guarantee by which would reasonably be expected to result in adverse tax consequences to Holdings or any of its restricted subsidiaries (as reasonably determined by the Borrowers), and (i) any restricted subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by the Credit Facilities Documentation that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any restricted subsidiary thereof that guarantees such secured indebtedness, in each case to the extent that (but only for so long as) such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

Notwithstanding the foregoing, (a) subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrowers and the Administrative Agent reasonably agree that the cost, burden or consequence (including any regulatory, accounting or tax consequences) of providing such a Guarantee outweighs, or is excessive in relation to, the value afforded thereby, and (b) the Borrowers may, in their sole discretion, elect to cause (i) one or more Excluded Subsidiaries (including without limitation non-U.S. subsidiaries organized in any jurisdiction with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed)) to become Guarantors, and (ii) any Guarantor that is or becomes an Excluded Subsidiary (including, so long as at the time of such release no default or event of default shall have occurred and be continuing, an Excluded Subsidiary that has become a Guarantor pursuant to clause (i)), including any such non-U.S. subsidiary, to be released from its Guaranty.

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Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations and the Guarantees will be secured (provided that the aggregate amount of Hedging/Cash Management Arrangements that may be secured under the Credit Facilities Documentation shall not exceed $40.0 million at any time) by: (a) a perfected first priority pledge, in each case subject to permitted liens, of (i) the equity interests of the Borrowers and (ii) the equity interests of each restricted subsidiary directly held by Holdings, the Borrowers or any subsidiary Guarantor (which pledge, in the case of the equity interests of any first tier CFC or any Domestic Foreign Holding Company, shall be limited, in each case, to 65% of the voting stock (and 100% of the non-voting stock) of such CFC or such Domestic Foreign Holding Company, as the case may be), subject in the case of clause (ii) to other exceptions consistent with the Documentation Principles, and (b) perfected first priority security interests in and (as applicable) mortgages on (in each case, subject to permitted liens) substantially all tangible and intangible personal property and fee-owned real property above an agreed threshold of Holdings, the Borrowers and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property in the U.S. and in any other jurisdiction in which the Borrowers elect to join a non-U.S. subsidiary as a Guarantor with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), cash and cash equivalents, intercompany notes above an agreed threshold and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

ANNEX I to EXHIBIT B

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following: (i)(A) any fee-owned real property with a fair market value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing in accordance with the Certain Funds Provisions), and (B) all leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access or similar letters) and, except to the extent a security interest therein can be perfected by filing a UCC financing statement, leasehold interests in all other assets, (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) and commercial tort claims reasonably expected to result in a recovery of less than an amount to be agreed, (iii) any property of or in which pledges and security interests are prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority or third person, unless such consent has been obtained) or by any contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, or would result in adverse accounting or regulatory consequences that are not de minimis, as reasonably determined by the Borrowers, in each case, solely for so long as such prohibitions or restrictions exist, (iv) margin stock and equity interests in any person other than wholly-owned restricted subsidiaries, (v) [reserved], (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent permitted under the Credit Facilities Documentation, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than

ANNEX I to EXHIBIT B

proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (vii) any assets to the extent a security interest in such assets would result in adverse tax consequences to Holdings or any of its restricted subsidiaries or direct or indirect equityholders that are not de minimis as reasonably determined by the Borrowers, (viii) those assets as to which the Administrative Agent and the Borrowers reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) equity interests of unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, immaterial subsidiaries and special purpose entities, (xi) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (xii) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account and (xiii) other exceptions to be mutually agreed upon (the foregoing described in clauses (1) through (3) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, the Borrowers and the subsidiary Guarantors shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform

ANNEX I to EXHIBIT B

Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Credit Facilities Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be agreed, to be determined as of the Closing Date for existing real property and as of the date of acquisition for any after acquired real property, or (D) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Borrowers, the subsidiary Guarantors and their respective subsidiaries and intercompany notes and other instruments above agreed thresholds (subject to limitations and exceptions substantially consistent with the Documentation Principles), in each case as expressly required in the Credit Facilities Documentation, (ii) to take any action (A) in any jurisdiction other than the U.S. and, with respect to any restricted subsidiary in a non-U.S. jurisdiction that the Borrower elects to add as a Guarantor with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), in such jurisdiction (including, for the avoidance of doubt, any action with respect to equity interests of subsidiaries organized under the laws of any jurisdiction other than such jurisdictions), or (B) with respect to any assets (including intellectual property) located or titled outside of, or governed by or arising under the laws of a jurisdiction outside of, the United States (or, with respect to any restricted subsidiary in a non-U.S. jurisdiction that the Borrower elects with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) to add as a Guarantor, in such non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of, and no intellectual property filings, searches or schedules in, any non-U.S. jurisdiction (other than, in each case, with respect to any subsidiary in a non-U.S. jurisdiction that the Borrower elects with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) to add as a Guarantor in such non-U.S. jurisdiction)),

ANNEX I to EXHIBIT B

(iii) to enter into any deposit account control agreement, securities account control agreement or commodities account control agreement with respect to any deposit account, securities account or commodities account, (iv) except as expressly set forth above, to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control”, (v) to provide any notice to or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof), (vi) to enter into any source code escrow arrangement or register any intellectual property, or (vii) to grant a security interest in any asset or perfect a security interest in any Collateral to the extent that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein (including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) and any accounting or regulatory consequences) outweighs, or is excessive in light of, the practical benefit of the security afforded thereby as reasonably determined by the Borrowers and the Administrative Agent.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facilities Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Credit Facilities Documentation).

No claims will be made under Guarantees, and no security will be enforceable, unless and until an event of default shall have occurred (a “Declared Default”). Until a Declared Default shall have occurred and the Administrative Agent shall have provided one (1) business day’s prior written notice to the Borrowers or any applicable Guarantor, which notice shall not be required during the continuance of a payment or bankruptcy event of default or a financial covenant event of default due to a failure to adhere to such financial covenant in any two consecutive fiscal quarters, the Borrowers or such Guarantor will be permitted to retain and to exercise voting rights with respect to any shares pledged by it, and the person whose shares have been pledged will be permitted to

ANNEX I to EXHIBIT B

pay dividends upstream on pledged shares to the extent permitted under the Credit Facilities Documentation. Following any Declared Default, after all Declared Defaults have been cured or waived any voting and/or other consensual rights the Administrative Agent shall have received following a Declared Default and delivery of the notice required above shall revert to the Borrowers or the applicable Guarantor, which shall thereupon have the sole right to exercise such voting and other consensual rights.

Final Maturity and Amortization:

(A)Term Facility

The entire unpaid and outstanding principal amount of the Term Facility will be payable on the maturity date thereof. The Term Facility will mature on the date that is six years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrowers and without the consent of any other Lender (and as further described below). The Term Facility will not amortize.

(B)Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is six years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their commitments under the Revolving Facility upon the request of the Borrowers and without the consent of any other Lender (and as further described below), subject to limitations consistent with the Documentation Principles.

Notwithstanding anything to the contrary set forth herein, the Credit Facilities Documentation shall provide that the Borrowers may at any time and from time to time request that all or a portion of any commitments and/or loans of the Borrowers be converted to extend any commitments and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of such loans (any such commitments or loans which have been so converted, “Extended Loans”), and upon such request of the

ANNEX I to EXHIBIT B

Borrowers any individual Lender shall have the right to agree to extend the maturity date of its commitments under the Revolving Facility and its outstanding Revolving Loans and/or Term Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted, except for interest rates, fees, amortization (which may result in a longer (but not shorter (without giving effect to any prepayments)) weighted average life than the existing class), final maturity date (which may be no earlier than the existing class), optional and mandatory prepayments, prepayment premiums and certain other customary provisions to be agreed, each of which shall be as agreed by the Borrower and the lenders providing such Extended Loans (with, for the avoidance of doubt, no required consent of any other lender). Extended Loans shall not be subject to any “default stopper”, financial tests, minimum extension conditions or “most favored nation” pricing provisions.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Subject to applicable law, during the continuance of any financial covenant, payment or bankruptcy event of default under the applicable Credit Facilities Documentation, with respect to overdue amounts, at the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Mandatory Prepayments:

Loans under the Term Facility shall be prepaid with:

a) commencing with the first full fiscal year commencing after the Closing Date, within fifteen (15) business days after the due date for the annual audited financial statements for such fiscal year, 50% of Excess Cash Flow if the Total Leverage Ratio is greater than or equal to 6.00 to 1.00, 25% of Excess Cash Flow if the Total Leverage Ratio is greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00 and 0% of Excess Cash Flow if the Total Leverage Ratio is less than 5.50 to 1.00, in each case, determined prior to giving effect to such prepayment; provided that with respect to any fiscal year, at the Borrowers’ option, any voluntary prepayments or buybacks (in an amount equal to the

ANNEX I to EXHIBIT B

purchase price paid and solely if offered to all similarly-situated Lenders) by Holdings, the Borrowers and their restricted subsidiaries or “yanks” (to the extent retired rather than assigned) of loans under the Term Facility (or any voluntary prepayments, buybacks (to the extent offered to all similarly-situated lenders and limited to the extent of the actual cash price paid in connection with such buyback) or redemptions of any Incremental Term Facility or Refinancing Facility in respect thereof) and loans under the Revolving Facility (or any Incremental Revolving Facility or Refinancing Facility in respect thereof) to the extent commitments thereunder are permanently reduced by the amount of such prepayments, in each case to the extent financed from sources other than proceeds of long-term indebtedness (other than revolving indebtedness to the extent intended to be repaid from operating cash flow, intercompany indebtedness and debt that has been repaid), made during such fiscal year and (at the option of the Borrowers) thereafter (without duplication) prior to the applicable excess cash flow prepayment date and solely to the extent such prepayment did not reduce Excess Cash Flow in a prior period, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis prior to the making of such Excess Cash Flow prepayment; provided that prepayments shall only be required under this clause (a) if and also to the extent that the Excess Cash Flow prepayment obligation as determined in accordance with the foregoing provisions is greater than $5 million. “Excess Cash Flow” shall be defined consistently with the Documentation Principles but in any event shall be reduced by cash amounts used during such fiscal year or prior to the date of such excess cash flow prepayment (or required or designated to be used within the four fiscal quarter period following such period (including, without limitation, pursuant to binding arrangements entered into prior to the date of such excess cash flow prepayment) (but without duplication of any amount deducted in any other period and subject to reversal if not so paid in such four fiscal quarter period), including without limitation for or in connection with (i) any cash used to make “excess cash flow sweep” or “asset sale / casualty sweep” prepayments under any other indebtedness as permitted below (to the extent required under the documentation governing such other

ANNEX I to EXHIBIT B

indebtedness), (ii) any capital expenditures, capitalized software expenditures or acquisitions of intellectual property, (iii) certain restricted payments, (iv) any permitted investments (including without limitation Permitted Acquisitions), and (v) any future capital expenditures, capitalized software expenditures, permitted investments (including without limitation Permitted Acquisitions) and acquisitions of intellectual property, and certain restricted payments, in each case for which an agreement (or commitment) then exists, or which are otherwise planned, to be made within the next four fiscal quarters (in each case of clauses (i) through (v) above) and, without duplication of amounts given credit pursuant to any dollar-for-dollar deductions described above, prepayments of Specified Indebtedness, payments of certain other indebtedness made during such fiscal period, any payment of an earnout or seller note converted from an Earnout (to the extent not constituting an investment or capital expenditure), scheduled prepayments of indebtedness, in each case, to the extent made from sources other than the proceeds of long-term indebtedness (other than revolving indebtedness, intercompany indebtedness or indebtedness that has been repaid), and taxes and tax distributions paid or payable during such fiscal period or on behalf thereof;

b) within ten (10) business days after receipt thereof, 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property by restricted subsidiaries of Holdings (including insurance and condemnation proceeds) subject to exceptions to be agreed (including an exception for de minimis dispositions below $6.25 million in the aggregate per transaction (or series of transactions) and an exception for dispositions that do not exceed $12.5 million in any fiscal year, with only the amount in excess of such de minimis threshold and such annual limit required to be used to prepay the Term Loans) and so long as (x) on or prior to December 31, 2023, no payment, bankruptcy, financial covenant or financial reporting event of default shall have occurred and be continuing and (y) after December 31, 2023, no payment or bankruptcy event of default shall have occurred and be continuing, subject to the right to reinvest 100% of such proceeds, if such proceeds (the “Reinvestment Proceeds”) are reinvested in the business, including,

ANNEX I to EXHIBIT B

without limitation, in permitted acquisitions, investments and/or capital expenditures (or committed to be so reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the end of such 12 month period, and other exceptions to be set forth in the Credit Facilities Documentation; and

c) within five (5) business days after receipt thereof (or concurrently with the receipt thereof in the case of any Refinancing Facilities), 100% of the net cash proceeds of issuances of debt obligations of Holdings and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation, but including Refinancing Facilities).

Within the Term Facility, mandatory prepayments shall be applied to the remaining outstanding principal of the Term Facility.

Notwithstanding the foregoing, the Credit Facilities Documentation will provide that, in the event that any Incremental Facility, any Incremental Equivalent Debt or any Refinancing Facility in respect of any Term Loans or any other indebtedness, in each case secured by liens on the Collateral ranking on a pari passu basis (without regard to the control of remedies) with the Credit Facilities, shall be issued or incurred, such indebtedness may share on a pro rata basis or less than pro rata basis in any mandatory prepayments with respect to the Term Facility, in each case other than with respect to proceeds of Refinancing Facilities required to prepay the Term Loans or Incremental Term Facilities, as applicable.

Any Lender under the Term Facility may elect not to accept its pro rata portion of any mandatory prepayment under clause (a) or (b) above (each a “Declining Lender” and the proceeds declined under the applicable facility, “Declined Proceeds”). Any prepayment amount declined by a Declining Lender may be retained (or applied as directed) by the Borrowers and shall increase the Available Amount (as defined below).

ANNEX I to EXHIBIT B

The Loans under the Revolving Facility shall be prepaid and/or the letters of credit issued thereunder cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Mandatory prepayments from foreign subsidiaries’ Excess Cash Flow and net cash proceeds (other than pursuant to any debt incurrence) will be subject to customary limitations under the Credit Facilities Documentation to the extent such prepayments or the obligation to make such prepayments (including the repatriation of cash in connection therewith) (a) could reasonably be expected to be prohibited, delayed or restricted by applicable law, rule or regulation (including, without limitation, relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant subsidiaries) or material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any such prohibition is not created in contemplation of such prepayment) (provided that restricted subsidiaries of Holdings shall use commercially reasonable efforts (for a period not to exceed one year from the date of the event or calculation giving rise to such repatriation requirement, and subject to the considerations above and as determined in the Borrowers’ reasonable business judgment) available under local law to permit such repatriation) or (b) could reasonably be expected to result in adverse tax consequences that are not de minimis (including any withholding tax) to Holdings or any of its restricted subsidiaries or its direct or indirect equityholders (as reasonably determined by the Borrowers). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of Holdings and its restricted subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing, any prepayments required after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Borrowers or any of their affiliates arising as a result of compliance with the proviso in clause (a) above.

ANNEX I to EXHIBIT B

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty other than as set forth below, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facility (or any other facility, class or tranche of term loans, as determined by the Borrowers in their sole discretion) and any Incremental Term Facilities will be applied to the remaining outstanding principal under the Term Facility (or one or more of such other facility, class or tranche of term loans, as determined by the Borrowers in their sole discretion) or such Incremental Term Facility, as applicable, as directed by the Borrowers, including to any class of extending or existing Loans.

Prepayment Premium:	In respect of the initial Term Facility, any voluntary prepayment (other than permitted assignments to a Restricted Affiliated Lender or a Debt Fund Affiliate (other than with respect to any assignments pursuant to any yank-a-bank or similar provisions)) or mandatory prepayment pursuant to clause (c) under the heading “Mandatory Prepayments” above (excluding as a result of the acceleration of the obligations under the Credit Facilities Documentation or the commencement of any bankruptcy or insolvency proceeding) of the initial Term Facility, shall be subject to a prepayment premium of (x) prior to the first anniversary of the Closing Date, 3.00% of the principal amount of the initial Term Loans so prepaid, (y) on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, 1.50% of the principal amount so repaid or (z) on or after the second anniversary of the closing Date, but prior to the third anniversary of the Closing Date, 0.75% of the principal amount so repaid (clauses, (x), (y) and (z), as applicable, the “Prepayment Premium”); provided that such Prepayment Premium shall not apply in

ANNEX I to EXHIBIT B

connection with prepayments of initial Term Loans in connection with any transaction that constitutes a qualifying initial public offering, change of control, or the acceleration of the Term Loans as a result of the exercise of remedies.

Documentation:

The definitive documentation for the Credit Facilities (the “Credit Facilities Documentation”) will be based on the Documentation Principles (as defined below).

As used in this Term Sheet, “Documentation Principles” means documentation substantially identical to (and no less favorable to) that certain Credit Agreement, dated as of November 1, 2019, by and among Acquia, Inc., as the Borrower, Concord Parent, LLC, as Holdings, the other Guarantors party thereto, the Lenders party thereto and Own Rock Technology Finance Corp., as Administrative Agent and Collateral Agent and the related loan documents executed in connection with such credit agreement (the “Documentation Precedent”), initially prepared by Kirkland & Ellis LLP, as counsel to Holdings and its subsidiaries, giving due regard to operational and strategic requirements of Holdings and its subsidiaries in light of their size and capitalization and the Projections, and shall contain the terms set forth in this Exhibit B and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the pre-closing requirements of the Acquisition Agreement. The Credit Facilities Documentation (as defined below) shall contain only those payments, conditions to closing and borrowing, mandatory prepayments, prepayment premiums, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in the Term Sheet, in each case, applicable to the restricted subsidiaries of Holdings (and, where indicated, Holdings), and with standards, qualifications, thresholds, exceptions (including for materiality), “baskets” and grace and cure periods consistent with the Documentation Principles. The Credit Facilities Documentation will (i) include the Administrative Agent’s customary agency provisions and certain mechanical provisions not in contravention of anything specifically set forth in this Term Sheet (consistent with and reflective of the Administrative Agent’s customary requirements and practices),

ANNEX I to EXHIBIT B

(ii) cure any mistakes or defects contained in the Documentation Precedent and (iii) include modifications to reflect any relevant changes in law or accounting standards since the date of the Documentation Precedent. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, for purposes of such representations and warranties, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement.

Subject to the section entitled “Optional Financial Covenant Conversion” below, any incurrence based tests shall be based on LQA Recurring Revenue Ratio on or prior to December 31, 2023 (unless otherwise set forth herein or in the Documentation Precedent) and shall be based on Total Leverage Ratio after December 31, 2023.

Notwithstanding the foregoing or anything else to the contrary in the Credit Facilities Documentation, all leases of the restricted subsidiaries of Holdings that are (or would be, if presently in existence) treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall be or continue to be accounted for as operating leases regardless of any change in or application of GAAP on or following such date that would otherwise require such leases to be treated as capital leases.

Representations and Warranties:	Limited to the following (to be limited, on the Closing Date, to the Specified Representations and to be applicable to the Borrowers, their restricted subsidiaries and, in certain cases, Holdings): organizational status and good standing; power and authority (other than with respect to the Credit Facilities Documentation, subject to Material Adverse Effect), qualification (subject to Material Adverse Effect), due authorization, execution, delivery, binding effect and enforceability of the Credit Facilities Documentation; with respect to the Credit Facilities Documentation, no violation of, or conflict with, law, organizational documents or material agreements (subject in each case to Material Adverse Effect);

ANNEX I to EXHIBIT B

compliance with law (subject to Material Adverse Effect); anti-terrorism and sanctions laws, including the PATRIOT Act and OFAC; FCPA, anti¬corruption and other anti-money laundering laws; litigation (subject to Material Adverse Effect); margin regulations; governmental approvals (as such approvals pertain to the execution, delivery or performance of the Credit Facilities Documentation) (subject to Material Adverse Effect); Investment Company Act; accuracy of disclosure as of the Closing Date; historical financial statements; projections; labor matters (subject to no Material Adverse Effect); no Material Adverse Effect since the Closing Date; taxes (subject to Material Adverse Effect); ERISA (subject to Material Adverse Effect); subsidiaries as of the Closing Date; intellectual property (subject to Material Adverse Effect); environmental laws (subject to Material Adverse Effect); ownership of properties (subject to Material Adverse Effect); creation and perfection of liens and other security interests; and consolidated Closing Date solvency of Holdings and its subsidiaries (to be defined and determined in a manner consistent with the manner in which solvency is defined and determined in the form of solvency certificate set forth in Annex I to Exhibit C), subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facilities Documentation consistent with the Documentation Principles.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the material rights and remedies (taken as a whole) of the applicable Administrative Agent or Lenders under the Credit Facilities Documentation (taken as a whole) (other than due to the action or inaction of the applicable Administrative Agent or the applicable Lenders) or (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Credit Facilities Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility and the Revolving Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice

ANNEX I to EXHIBIT B

and/or a letter of credit request (as applicable) and (b) satisfaction (or waiver by all Commitment Parties) of the applicable conditions set forth in Exhibit C to the Commitment Letter.

Conditions to All Borrowings After the Closing Date:	The making of each extension of credit under the Credit Facilities after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice and/or letter of credit request (as applicable), (b) the accuracy of representations and warranties in all material respects as of the date of the applicable extension of credit, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be required to be accurate in all material respects as of such earlier date (or in all respects if already qualified by materiality), and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), the limitations set forth in the sections hereof entitled “Incremental Facilities” and “Limited Condition Transactions”, including to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Transaction.

Affirmative Covenants:

Limited to the following (to be applicable to Holdings and its restricted subsidiaries only):

(x) monthly (commencing with the first full month ending after the Closing Date) unaudited financial statements within 30 days after each such month end (60 days for each of the first three months ending after the Closing Date and 45 days for the fourth (4th) through the twelfth (12th) months ending after the Closing Date for which financial statements are required to be delivered), (y) quarterly (commencing with the first full fiscal quarter ending after the Closing Date) unaudited financial statements within 60 days after each such fiscal quarter end (75 days for each of the first three fiscal quarters ending after the Closing Date for which financial statements are required to be delivered), compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties) and a customary management discussion and analysis (in form reasonably acceptable to the Administrative Agent) of

ANNEX I to EXHIBIT B

the financial performance of Holdings and its restricted subsidiaries, and (y) annual audited financial statements (accompanied by (a) an audit opinion from a nationally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception as a result of (i) the impending maturity of any indebtedness, (ii) any actual or potential inability to satisfy the Financial Covenants or any other financial covenant under any other indebtedness and/or (iii) the activities, operations, financial results, assets or liabilities of unrestricted subsidiaries, and for the avoidance of doubt, any explanatory or emphasis of matter paragraphs, and (b) a customary management discussion and analysis (in form reasonably acceptable to the Administrative Agent) of the financial performance of Holdings and its restricted subsidiaries) within 120 days after each fiscal year end (commencing with the first fiscal year ending after the Closing Date) (or 150 days after the end of the first fiscal year ending after the Closing Date occurs), in each case, for Holdings and its restricted subsidiaries on a consolidated basis; compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties) and, prior to an initial public offering, annual budgets (on a quarterly basis for the then current year) within 120 days after the beginning of each fiscal year commencing with the first full fiscal year ending after the Closing Date; other information reasonably requested by the Administrative Agent; notices of defaults, Material Adverse Effects, litigation (subject to Material Adverse Effect) and ERISA events (subject to Material Adverse Effect); inspections upon reasonable prior notice (subject to limitations on frequency (so long as there is no ongoing event of default), cost reimbursement and the disclosure of information subject to confidentiality obligations, attorney-client privilege or other customary disclosure limitations and provided that inspection rights shall be exercisable solely by the Administrative Agent and solely at the request of the Required Lenders); maintenance of property (subject to casualty, condemnation and normal wear and tear and subject to Material Adverse Effect) and customary

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insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence (other than with respect to the Borrowers and Holdings, subject to Material Adverse Effect); maintenance of books and records; payment of taxes (subject to Material Adverse Effect); compliance with laws (subject to Material Adverse Effect); compliance with the PATRIOT Act, FCPA, OFAC, sanctions laws, anti-money laundering laws and other anti-terrorism laws and anti-corruption laws; use of proceeds; and additional guarantors and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Facilities Documentation consistent with the Documentation Principles.

Negative Covenants:

Limited to the following (to be applicable to restricted subsidiaries of Holdings and, with respect to the passive holding company covenant, negative pledge covenant, fiscal year covenant and restricted payments covenant, Holdings) limitations on:

a) the incurrence of debt, with exceptions including the ability to incur (i) indebtedness under the Credit Facilities, (ii) indebtedness on the terms set forth in the sections hereof entitled “Incremental Facilities”, Incremental Equivalent Debt” and “Refinancing Facilities”, (iii) non-speculative hedging arrangements, cash management obligations, local working capital facilities (subject to an aggregate cap in an amount not to exceed $10 million), overdraft facilities and similar arrangements, (iv) indebtedness of any subsidiary of Holdings incurred prior to the Closing Date and, with respect to any indebtedness (other than indebtedness of the Company and its subsidiaries) in any outstanding principal amount greater than $2.0 million, set forth on a schedule, (v) purchase money indebtedness and capital leases equal to the sum of a cap to be equal to the greater of a $15.625 million and 12.5% of Consolidated EBITDA and, after December 31, 2023, an unlimited amount subject to pro forma compliance with a Total Leverage Ratio less than or equal to 5.25 to 1.00; (vi) unsecured indebtedness arising from agreements providing for adjustments of purchase price, “earn outs”, other contingent consideration obligations and other deferred purchase price

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obligations entered into in connection with acquisitions, (vii) indebtedness pursuant to a general basket equal to the greater of $37.5 million and 30% of Consolidated EBITDA, (viii) indebtedness of non-Guarantor subsidiaries and joint ventures up to the greater of $37.5 million and 30% of Consolidated EBITDA, (ix) [reserved], (x) unlimited intercompany indebtedness among Holdings and its restricted subsidiaries (with a cap on the amount of indebtedness owed by restricted subsidiaries that are not a Borrower or a Guarantor to restricted subsidiaries that are a Borrower or a Guarantor equal to (x) on or prior to December 31, 2023, the greater of $31.25 million and 25% of Consolidated EBITDA and (y) after December 31, 2023, the greater of $62.5 million and 50% of Consolidated EBITDA); provided that any such debt owing from a loan party to a non-loan party shall be subordinated on terms to be agreed, (xi) [reserved], (xii) trade letters of credit in an aggregate outstanding face amount to be mutually agreed, (xiii) [reserved], (xiv) debt (x) assumed in connection with any Permitted Acquisition or other Investment; provided, that such debt was not incurred in contemplation of such Permitted Acquisition or Investment or (y) incurred to finance a Permitted Acquisition or other Investment; provided that (A) in the case of this clause (y), on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom (including pursuant to such Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustment in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Unrestricted Incremental Amount (but, otherwise excluding the cash proceeds of any such indebtedness from cash and cash equivalents)), the aggregate principal amount of such Indebtedness shall not exceed (i) an amount to be agreed or (ii) as of the Applicable Date of Determination and for the applicable Test Period, on a Pro Forma Basis (but without giving effect to any amounts incurred in connection herewith under the Unrestricted Incremental Amount), (1) on or prior to

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December 31, 2023, the LQA Recurring Revenue Leverage Ratio shall not exceed 2.10 to 1.00 or (2) after December 31, 2023, (A) if secured on a pari passu basis with the Secured Obligations, the Total Leverage Ratio shall not exceed 6.75x or (B) if secured on a junior basis to the Secured Obligations or unsecured, the Total Leverage Ratio shall not exceed 7.25 to 1.00 (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)), (B) such debt shall be subject to (i) compliance with the Required Debt Terms (which such term shall be defined in the Credit Facilities Documentation and shall be consistent with the meaning given to such term in the Documentation Precedent (the “Required Debt Terms”) and (ii) a cap equal to the greater of (1) on or prior to December 31, 2020, the greater of $31.25 million and 25% of Consolidated EBITDA and (2) after December 31, 2023, the greater of $62.5 million and 50% of Consolidated EBITDA on the amount of any such indebtedness which may be incurred by non-Guarantor restricted subsidiaries) and (C) any such indebtedness in the form of term loans that are secured on a pari passu basis with the Credit Facilities shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility; (xv) subordinated indebtedness, junior secured indebtedness, senior secured indebtedness or senior unsecured indebtedness, in each case, incurred for any purpose (including in connection with Permitted Acquisitions, other permitted investments or capital expenditures) in unlimited amounts so long as, on a pro forma basis after giving effect to the incurrence of any such debt and after giving effect to any acquisition or other investment consummated in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Unrestricted

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Incremental Amount (but otherwise excluding the cash proceeds of any such indebtedness from cash and cash equivalents) (and subject, in each case, to (1) compliance with the Required Debt Terms and (2) a cap equal to the greater of $25 million and 20% of Consolidated EBITDA on the amount of any such indebtedness which may be incurred by non-Guarantor restricted subsidiaries), (1) in the case of senior secured indebtedness, (A) on or prior to December 31, 2023, the LQA Recurring Revenue Leverage Ratio shall not exceed 2.10 to 1.00 or (B) after December 31, 2023, the Total Leverage Ratio shall not exceed 6.75 to 1.00 or (2) in the case of subordinated indebtedness, junior secured indebtedness, and senior unsecured indebtedness, (A) on or prior to December 31, 2023, the LQA Recurring Revenue Leverage Ratio shall not exceed 2.10 to 1.00 or (B) after December 31, 2023, the Total Leverage Ratio shall not exceed 7.25 to 1.00 (in each case, with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)); provided that such amount may be increased by the Unrestricted Incremental Amount; provided that any indebtedness in the form of term loans secured on a pari passu basis with the Credit Facilities that is incurred pursuant to this clause (xv) shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility, (xvi) indebtedness in an aggregate amount equal to the aggregate cash equity contributions made to the Borrower by Holdings (or any direct or indirect parent thereof) after the Closing Date and (xvii) indebtedness under other customary exceptions to be agreed and consistent with the Documentation Principles;

b) liens, with exceptions including permitting liens (i) securing the Borrower Obligations, (ii) securing any secured Incremental Facility, Incremental Equivalent Debt, Refinancing Facility, or indebtedness permitted to be incurred to finance a Permitted Acquisition, (iii) securing indebtedness assumed in connection with a Permitted Acquisition or similar investment (provided

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that such liens extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents) that such liens extended to, and secure the same indebtedness that such liens secured, immediately prior to such assumption and were not created in contemplation thereof), (iv) pursuant to a general basket securing the greater of an outstanding amount to be agreed and a percentage of Consolidated EBITDA, (v) securing debt described under clause (a)(xiv) above (if incurred pursuant to clause (y) thereof, on a pari passu basis with, or on a junior basis to, the Borrower Obligations) or (xv) above (on the priorities set forth therein), (vi) securing permitted purchase money indebtedness or capital leases, (vii) with respect to any foreign subsidiary, arising mandatorily by legal requirements, (viii) securing permitted intercompany indebtedness (A) in favor of the Borrowers or any Guarantor or (B) of any restricted subsidiary that is not the Borrowers or a Guarantor in favor of any other restricted subsidiary, (ix) securing indebtedness under the non-Guarantor or joint venture indebtedness basket or any other permitted indebtedness of non-loan parties) (provided that such liens extend only to the assets of such non-Guarantors and/or joint ventures), (x) [reserved], (xi) securing indebtedness incurred pursuant to clause (a)(xvi) above, and (xii) securing indebtedness on a junior lien basis to the Credit Facilities, so long as such liens are subject to an intercreditor agreement;

c) fundamental changes (other than, among others, (i) intercompany mergers, consolidations, liquidations and dissolutions, (ii) Permitted Acquisitions and other permitted investments, (iii) Permitted Reorganizations and IPO Reorganization Transactions (each as defined below), and (iv) permitted dispositions);

d) asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks, with exceptions including permitting (i) non-ordinary course asset sales, subject solely to the following terms and conditions: (A) such asset sales are for fair market value as reasonably determined by the Borrowers in good faith, (B) if the assets sold have a fair market value in excess of $10 million, the consideration for any such sales in excess of an amount to be agreed is at least 75%

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cash consideration (including cash equivalents, up to an amount to be agreed of designated non-cash consideration and liabilities or indebtedness assumed by the transferee, in each case, as “cash”), with exceptions for asset swaps and exchanges, and (C) the proceeds of such asset sales are subject to the terms set forth in the section hereof entitled “Mandatory Prepayments”; (ii) sales of obsolete, worn out, uneconomical, negligible or surplus assets or assets no longer used or useful in the business, (iii) asset swaps, (iv) dispositions of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment or made to obtain the approval of an anti-trust authority, and any other disposition to comply with any order of an agency, authority or other regulatory body or any applicable law or regulation, (v) intercompany transfers (with a shared cap with clause (e)(ii) above equal to (x) on or prior to December 31, 2023, the greater of $31.25 million and 25% of Consolidated EBITDA and (y) after December 31, 2023, the greater of $62.5 million and 50% of Consolidated EBITDA on investments by the Borrowers and the Guarantors in restricted subsidiaries that are not the Borrowers or a Guarantor), (vi) asset sale leasebacks (subject to a cap equal to the greater of $9.375 million and 7.5% of Consolidated EBITDA), (vii) sales of assets in the ordinary course of business and immaterial assets, (viii) dispositions of non-Collateral assets (subject to a cap to be equal to (x) $21 million plus (y) after December 31, 2023, an unlimited amount subject to pro forma compliance with a Total Leverage Ratio less than or equal to 6.25 to 1.00), (ix) dispositions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, (x) [reserved], (xi) licensing arrangements, (xii) scheduled dispositions, (xiii) dispositions in connection with non-speculative hedging arrangements (and any termination or unwinding thereof), and (xiv) a general dispositions basket in an amount equal to the greater of $6.25 million and 5% of Consolidated EBITDA;

e) investments, with exceptions including permitting (i) investments in an unlimited amount (provided that no payment or bankruptcy event of default shall have occurred and be continuing), so long as, on a pro forma basis, (x) on or prior to December 31, 2023, the LQA Recurring Revenue Leverage Ratio shall not exceed

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1.75 to 1.00 or (y) after December 31, 2023, the Total Leverage Ratio shall not exceed 6.50 to 1.00 (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period, and LQA Recurring Revenues calculated for the most recently ended one fiscal quarter period, in each case for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such investment (or, if in connection with a Limited Condition Transaction, the LCT Test Date)), (ii) unlimited intercompany investments between and among Holdings and the Restricted Subsidiaries (with a shared cap with clause (d)(v) above equal to (x) on or prior to December 31, 2023, the greater of $31.25 million and 25% of Consolidated EBITDA and (y) after December 31, 2023, the greater of $62.5 million and 50% of Consolidated EBITDA on investments by the Borrowers and the Guarantors in restricted subsidiaries that are not the Borrowers or a Guarantor), (iii) investments pursuant to a general basket not to exceed (x) on or prior to December 31, 2023, $30 million and (y) after December 31, 2023, the greater of $30 million and 25% of Consolidated Cash EBITDA plus any unused capacity under any restricted payment basket or basket for prepayments of Specified Indebtedness), (iv) so long as (1) on or prior to December 31, 2023, no payment, bankruptcy, financial covenant or financial reporting event of default shall have occurred and be continuing, and (2) after December 31, 2023, no payment or bankruptcy event of default shall have occurred and be continuing, investments in a person (including, to the extent constituting an investment, to acquire assets of a person that represents all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product), that is engaged in a permitted business if as a result of such investment, (A) such person becomes a restricted subsidiary to the extent required by the Credit Facilities Documentation, (B) such person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrowers or a restricted subsidiary, (C) subject to the Limited Condition Transaction Provisions, Holdings

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and its restricted subsidiaries shall be in compliance with the then applicable Financial Covenants on a pro forma basis and (D) the total consideration payable with respect to acquisitions of non-guarantors or assets acquired by non-guarantors shall not exceed the greater of $300 million and an EBITDA “grower” basket to be agreed in the aggregate; provided that such caps shall apply only to the extent that such non-guarantor target’s non-U.S. Consolidated EBITDA accounts for 20% or more of the group being acquired, and (E) such acquisition shall not be hostile (each such investment, a “Permitted Acquisition”), (v) (x) in joint ventures not to exceed the greater of $18.75 million and 15% of Consolidated EBITDA and (y) on or after December 31, 2023, unrestricted subsidiaries in an aggregate outstanding amount not to exceed the greater of $25 million and 20% of Consolidated EBITDA, (vi) so long as no payment or bankruptcy event of default shall have occurred and is continuing in similar businesses in an aggregate outstanding amount not to exceed the greater of $31.25 million and 25% of Consolidated EBITDA, (vii) existing on the Closing Date and, to the extent in excess, individually, of $2,000,000, set forth on a schedule, (viii) loans and advances to officers, directors, employees and consultants in an aggregate amount not to exceed $31.25 million, (ix) reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, there is no material adverse impact on the value of the Collateral, taken as a whole (each a “Permitted Reorganization”) and transactions taken in connection with and reasonably related to consummating an initial public offering (an “IPO Reorganization Transaction”), (x) investments made with equity proceeds to the extent Not Otherwise Applied (to be defined in a manner consistent with Documentation Principles), (xi) [reserved], (xii) investments in connection with non-speculative hedging arrangements (and any terminations or unwinding thereof), and (xii) investments using the Available Amount, without limitation;

f) dividends or distributions on, or redemptions of, Holdings’ and its restricted subsidiaries’ equity interests, with exceptions including (i) customary exceptions for distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit

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fees, Sponsor and director indemnities and expenses and director fees, franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses of direct and indirect parents thereof attributable to the ownership of Holdings and its subsidiaries, (ii) (a) if, for such period, either of the Borrowers is a corporation for U.S. federal income tax purposes (or is an entity disregarded from a corporation for U.S. federal income tax purposes) and for so long as either of the Borrowers is a member (or is an entity disregarded from such member for U.S. federal income tax purposes) of a group filing a consolidated, unitary or combined tax return with Holdings (or any direct or indirect parent company of Holdings), customary exceptions for tax distributions or dividends to the Borrowers or Holdings by any of Holdings’ subsidiaries (in the case of taxes attributable to unrestricted subsidiaries, to the extent of cash distributions received from such unrestricted subsidiaries) and by the Borrowers for further distribution to the direct or indirect parents or equityholders thereof in order to pay any consolidated, combined or similar income taxes attributable to the Borrowers and their subsidiaries or (b) if either Borrower is a flow-through entity for U.S. federal income tax purposes, tax distributions pursuant to the LLC agreement (or other applicable organizational document) of the applicable Borrower (or, if applicable, a direct or indirect parent company of the applicable Borrower) as in effect on the Closing Date, (iii) subject only to the absence of any continuing event of default, a general basket in an amount equal to (x) on or prior to December 31, 2023, $25 million, and (y) after December 31, 2023, the greater of $25 million and 20% of Consolidated EBITDA, (iv) subject solely to (a) the absence of any continuing event of default and (b) on a pro forma basis, (x) on or prior to December 31, 2023, LQA Recurring Revenue Leverage Ratio being no greater than 1.75 to 1.00 or (y) after December 31, 2023, the Total Leverage Ratio being no greater than 6.50 to 1.00 (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such dividend, distribution or redemption (or, if made in connection with a Limited Condition

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Transaction, the LCT Test Date)), distributions of the Available Amount, (v) following an initial public offering and so long as no event of default has occurred and is continuing or would result therefrom, dividends or distributions in an aggregate amount per annum not to exceed 6.0% of market capitalization, (vi) so long as no payment or bankruptcy event of default shall have occurred and be continuing, redemption of options or equity interests issued by Holdings or any direct or indirect parent thereof to any current or former directors, officers, employees or consultants and/or their respective estates, heirs, family members or spouses in an annual amount not to exceed the greater of $6.25 million and 5% of Consolidated EBITDA (with step-ups post-IPO to be agreed) plus key man insurance proceeds (with unused amounts carried forward to the immediately succeeding year), plus other customary additions to this basket, (vii) so long as no payment, financial covenant or bankruptcy, or after December 31, 2023, payment or bankruptcy event of default shall have occurred and be continuing, restricted payments made with equity proceeds to the extent Not Otherwise Applied, (viii) restricted payments constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, (ix) AHYDO catch-up payments, (x) restricted payments to pay costs and expenses related to an initial public offering (whether or not such initial public offering is in fact consummated) and, after the consummation of an initial public offering, Public Company Costs, (xi) so long as no event of default shall have occurred and be continuing, restricted payments in an unlimited amount, so long as, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such restricted payment (or, if made in connection with a Limited Condition Transaction, the LCT Test Date)) shall be no greater than 4.50 to 1.00, and (xii) amounts necessary for direct or indirect parents of Holdings to make payments in respect of restricted stock units, performance stock units and options issued under an equity plan, in each case that were unvested as of the Closing Date; to make any required payments in respect

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of the Convertible Notes, and to make any required payments under the Tax Receivable Agreement, dated as of May 15, 2018, by and among Pluralsight, Inc., Pluralsight Holdings, LLC and the other parties thereto (the “Tax Receivable Agreement”);

g) (A) prepayments, purchases or redemptions of subordinated indebtedness, junior lien indebtedness and unsecured indebtedness for borrowed money (other than indebtedness owed to Holdings or any of its restricted subsidiaries) (such indebtedness, “Specified Indebtedness”) (and excluding, for the avoidance of doubt, regularly scheduled interest payments thereon and the payment of fees, expenses and indemnification obligations thereunder), with exceptions including (i) subject only to the absence of any continuing event of default (in connection with a Limited Condition Transaction, any continuing payment or bankruptcy event of default), a general basket in an amount equal to (x) on or prior to December 31, 2023, $25 million and (y) after December 31, 2023, the greater of $25 million and 20% of Consolidated EBITDA plus any unused capacity under the general restricted payment basket, (ii) subject solely to (a) the absence of any continuing event of default and (b)(x) on or prior to December 31, 2023, LQA Recurring Revenue Leverage Ratio being no greater than 1.75 to 1.00 or (y) after December 31, 2023, the Total Leverage Ratio being no greater than 6.75 to 1.00 (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such prepayment, purchase or redemption (or, if made in connection with a Limited Condition Transaction, the LCT Test Date)), prepayments, purchases or redemptions using the Available Amount, (iii) permitted refinancings or exchanges of Specified Indebtedness for like or other Specified Indebtedness with a maturity not earlier than such refinanced or exchanged Specified Indebtedness and refinancings of Specified Indebtedness acquired in connection with a Permitted Acquisition or similar investment (and not incurred in contemplation thereof), (iv) conversion of Specified Indebtedness to common or “qualified preferred” equity, (v) if applicable, any AHYDO catch-up payments (and any payments thereunder will not be

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restricted under the Credit Facilities), (vi) subject only to the absence of any continuing payment or bankruptcy event of default, prepayments, purchases or redemptions using equity proceeds to the extent Not Otherwise Applied, (vii) prepayments, purchases or redemptions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, and (viii) so long as no event of default shall have occurred and be continuing (or, if in connection with a Limited Condition Transaction, no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date), prepayments, purchases or redemptions in an unlimited amount, so long as, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such prepayment (or, if made in connection with a Limited Condition Transaction, the LCT Test Date)) shall be no greater than 4.75 to 1.00, and (B) amendments of any documentation governing Specified Indebtedness in a manner material and adverse to the Lenders;

h)negative pledge clauses;

i)transactions with affiliates above the greater of $6.25 million and 5% of Consolidated EBITDA individually, with exceptions including (i) the payment of financial advisory, monitoring, management, consulting, oversight and similar fees (including refinancing, subsequent transaction and termination fees) under any management agreement in effect on the Closing Date and expenses and indemnities of the Sponsor and to directors, (ii) transactions among Holdings and its restricted subsidiaries that are not otherwise prohibited by the Credit Facilities Documentation, provided that such provisions do not permit, and no such provision shall be used to, (x) transfer any intellectual property owned or licensed by Holdings or its restricted subsidiaries to any “unrestricted subsidiary” or (y) permit the restricted subsidiaries of Holdings to make any investments in, any loans to or any dispositions to any “unrestricted subsidiary” in an aggregate amount at any time outstanding, in excess of an amount to be agreed,

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(iii) fees payable in connection with the Transactions, (iv) affiliate transactions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, (v) transfer pricing and shared services agreements and intercompany loans in connection therewith, and (vi) transactions existing on the Closing Date subject to a scheduling threshold of $2 million;

j)lines of business;

k)amendments to organizational documents;

l)changes in fiscal year; and

m)passive holding company covenant with respect to Holdings, with exceptions consistent with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” (including Fixed Amounts and, in certain cases, a corresponding growth component based on Consolidated EBITDA of Holdings and its restricted subsidiaries equivalent to the initial monetary amount of such basket) to be set forth in the Credit Facilities Documentation consistent with the Documentation Principles (including the Available Amount), which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrowers among one or more available baskets and exceptions and permit any transaction that is scheduled in the Acquisition Agreement. Certain baskets with annual caps rather than aggregate caps shall be subject to permitted carry-forwards to subsequent years consistent with the Documentation Principles.

For purposes of determining the possibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including the LQA Recurring Revenue Leverage Ratio, the Total Leverage Ratio, and the amount of Consolidated EBITDA or consolidated total assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, in each case subject to the Limited Condition

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Transaction provisions set forth herein, and no default or event of default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, or the applicable agreement is signed, as the case may be.

With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Facilities Documentation that does not require compliance with a financial ratio or test (including the LQA Recurring Revenue Leverage Ratio, and/or the Total Leverage Ratio) (any such amounts (including, without limitation, the Unrestricted Incremental Amount and the Revolving Facility), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Facilities Documentation that requires compliance with a financial ratio or test (including the LQA Recurring Revenue Leverage Ratio, and/or the Total Leverage Ratio) (any such amounts (including, without limitation, amounts incurred under the Incremental Incurrence Test, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts within the same covenant, and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, any transactions incurred in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect from time to time, as incurred under any applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio or test for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test); provided, further, that any such permitted reclassification from a Fixed Amount to an Incurrence-Based Amount, shall be deemed to have occurred automatically (at the time so permitted), unless otherwise elected by the Borrower).

The “Available Amount” is to be comprised of (i) $62.5 million (the amount described under this clause (i), the “Starter Amount”), plus, without duplication,

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(ii) retained Excess Cash Flow commencing with the first full fiscal year ending after the Closing Date (which shall not be less than zero for any fiscal year) (the amount described under this clause (ii), the “Growth Amount”), plus (iii) the net cash proceeds of new public or private qualified equity issuances and qualified capital contributions after the Closing Date (other than Specified Equity Contributions), in each case, to the extent received by Holdings and contributed to the Borrowers, plus (iv) debt and disqualified stock of Holdings and its restricted subsidiaries issued after the Closing Date which has been exchanged or converted into qualified equity of Holdings or one of its parent entities, plus (v) the aggregate net cash proceeds of sales of investments made under the Available Amount, plus (vi) cash returns, profits, distributions and similar amounts received by the Holdings and its restricted subsidiaries on investments made using the Available Amount, plus (vii) any cash investments of the Borrowers and their restricted subsidiaries after the Closing Date using the Available Amount in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged, consolidated or transferred with or into any restricted subsidiaries of Holdings or the any cash amount of any assets of any unrestricted subsidiary that have been transferred to any restricted subsidiary of Holdings, plus (viii) Declined Proceeds, plus (ix) cash dividends and other cash distributions from unrestricted subsidiaries and joint ventures on investments made using the Available Amount, plus (x) net cash proceeds from the sale of equity interests of unrestricted subsidiaries and joint ventures originally formed or capitalized using the Available Amount; provided that the aggregate amount added pursuant to clauses (v), (vi), (vii), (ix) and (x) with respect to any investment, unrestricted subsidiary or joint venture shall not exceed the original amount of the investment in such investment, unrestricted subsidiary or joint venture).

Notwithstanding anything to the contrary herein, all transactions (including, for the avoidance of doubt, reorganizations, combinations, mergers, dispositions, investments, indebtedness, liens and/or intercompany loans) contained or referenced in EY’s (1) Project Lake - Alternative Draft blocker structure deck dated December 8, 2020 delivered by Sponsor’s counsel to

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the Lead Arrangers’ counsel on December 8, 2020 at 8:44 p.m. (Eastern Time) (the “Alternate Structure Memo”) and/or (2) Project Lake - Base Case Draft flow through structure deck dated December 8, 2020 delivered by Sponsor’s counsel to the Lead Arrangers’ counsel on December 8, 2020 at 8:44 p.m. (Eastern Time) (each of which the Commitment Parties acknowledge receipt) shall be expressly permitted in the Credit Facilities Documentation.

Notwithstanding any other provision contained in this Term Sheet, Holdings and its subsidiaries may make post-Closing Date payments to former stockholders in respect of shares subject to appraisal claims (1) in excess of the Per Share Price (as defined in the Acquisition Agreement), or (2) if an amount equal to the total amount (if any) by which the Equity Contribution was less than the required 70% level set forth on Exhibit A on account of amounts withheld for potential future settlement or resolution of shareholder appraisal claims has been contributed to Holdings in cash following the Closing Date; provided that (A) without limiting clause(2) above, the Borrower may make any such payments at any time and from time to time so long as an amount no less than the Per Share Price of the shares in respect of which such payment is made has been (or is substantially concurrently) contributed as equity to Holdings; and (B) the Sponsor shall furnish to Holdings on the Closing Date a support letter in form and substance reasonably satisfactory to the Administrative Agent (it being understood that the support letter delivered in connection with the acquisition of MindBody Inc. is reasonably satisfactory) ensuring Holdings the receipt of an amount post-closing equal to the Per Share Price of each share subject to an appraisal claim, subject to reduction to the extent an amount less than the Per Share Price is ultimately required to be paid in respect of the shares subject to appraisal and to the extent an amount less than the Per Share Price is required to be paid hereunder pursuant to the above provisions (it being understood and agreed that Holdings shall not terminate, or fail to maintain in full force and effect, such letter).

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Limited Condition Transactions:	For purposes of (a) determining compliance with any provision of the Credit Facilities Documentation that requires the calculation of LQA Recurring Revenues, Consolidated EBITDA, the LQA Recurring Revenue Leverage Ratio, the Total Leverage Ratio, cash and cash equivalents and/or interest expense (including, in each case, without limitation, for purposes of determining pro forma compliance with the Financial Covenants as a condition to effecting any transaction), (b) determining compliance with representations, warranties, defaults or events of default or (c) testing availability under baskets set forth in the Credit Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA) for indebtedness (excluding, for the avoidance of doubt, indebtedness under the Revolving Facility but including any Incremental Facilities), liens, Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness, or asset sales, in each case in connection with a Limited Condition Eligible Transaction (as defined below), at the Borrowers’ option (the Borrowers’ election to exercise such option in connection with any Limited Condition Eligible Transaction, an “LCT Election”), such ratios, baskets and other amounts shall be determined, and any representation and warranty or default or event of default blocker shall be tested, as of the date the definitive acquisition agreement (or declaration of or other commitment to consummate, as applicable) for such Limited Condition Eligible Transaction are made or entered into (such date, the “LCT Test Date”) and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date. For the avoidance of doubt, if the Borrowers make an LCT Election and any of the ratios, baskets or other amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any default or event of default blocker would apply, as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Eligible Transaction) or as a result of the occurrence of any default or event of default or other event, in each case at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, such representation or warranty shall not be deemed to have

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been breached, and (solely for purposes of such default or event of default blocker) such default or event of default shall be deemed not to have occurred. If the Borrowers make an LCT Election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenants (other than pro forma compliance with the Financial Covenants as a condition to effecting any transaction)) or basket with respect to the incurrence of any debt (including any Incremental Facilities), liens, Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Eligible Transaction is consummated or the definitive agreement (or declaration or other commitment) for such Limited Condition Eligible Transaction is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Eligible Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated. Conditionality for a UK “certain funds” basis will be customary for such transactions. The provisions of this paragraph are the “Limited Condition Transaction Provisions”).

As used herein, “Limited Condition Eligible Transaction” means any investment or acquisition by Holdings or one or more of its restricted subsidiaries, including, without limitation, by way of merger or amalgamation, of any assets, business or person permitted pursuant to the Credit Facilities Documentation, and including, without limitation, any such transaction that is subject to a purchase agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case, together with any other transactions effected in connection therewith (including incurrence of indebtedness or making of restricted payments). A “Limited Condition Transaction” is a Limited Condition Eligible Transaction with respect to which the Borrowers have made an LCT Election.

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Financial Maintenance Covenants:

Unless waived by Required Lenders, the Credit Facilities Documentation will contain the following financial covenants (the “Financial Covenants”) with regard to Holdings and its restricted subsidiaries on a consolidated basis:

(A) LQA Recurring Revenue Leverage Ratio:

Commencing with the first full fiscal quarter ending after the Closing Date and ending with respect to the fiscal quarter ended December 31, 2023, a maximum LQA Recurring Leverage Ratio covenant which shall be tested quarterly, with levels set with at least a 25% cushion to LQA Recurring Revenues from the Sponsor model delivered to the Commitment Party on November 20, 2020 (the “Sponsor Model”), with such covenant levels to be set on a net basis (such financial covenant, the “Recurring Revenue Covenant”).

(B) Minimum Liquidity:

Commencing with the first full fiscal quarter ending after the Closing Date and ending December 31, 2023, a minimum Liquidity covenant set at $20 million which shall be tested quarterly.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the total revolving commitment as of such date less (i) the amount of any Revolving Loans actually borrowed and outstanding as of such date and (ii) the LC exposure as of such date plus (b) the amount of Unrestricted Cash.

(C) Total Leverage Ratio:

Commencing with the fiscal quarter ending March 31, 2024, a maximum Total Leverage Ratio covenant which shall be tested quarterly, with levels set with at least a 35% cushion to Consolidated EBITDA from the Sponsor Model, with such covenant levels set without regard to cash balances in the Sponsor Model (and for the avoidance of doubt, tested net of any actual cash balances) (such financial covenant, the “Leverage Ratio Maintenance Covenant”).

For purposes of determining compliance with (i) the Recurring Revenue Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrowers on or after the first day of the applicable fiscal quarter and on or

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prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) may be used by the Borrowers during the Cure Period to prepay Term Loans, and such prepayment will be given full effect in the calculation of Consolidated Total Funded Indebtedness solely for purposes of determining compliance with the Recurring Revenue Covenant with respect to the test period ending with such fiscal quarter and any subsequent test periods, or (ii) the Leverage Ratio Maintenance Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrowers during the Cure Period will, at the request of the Borrowers, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Leverage Ratio Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated Total Funded Indebtedness or Consolidated EBITDA, as applicable, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with the Recurring Revenue Covenant or the Leverage Ratio Maintenance Covenant, as applicable, (d) all Specified Equity Contributions that increase Consolidated EBITDA shall be counted solely for the purposes of determining compliance with the Leverage Ratio Maintenance Covenant and shall not be included for purposes of determining pricing or any baskets and other ratios contained in the Credit Facilities Documentation, and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Leverage Ratio

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Maintenance Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, provided that, to the extent that such proceeds are actually applied to prepay indebtedness under the Credit Facilities, a pro forma reduction in indebtedness is deemed applied with respect to any future periods. Notwithstanding the foregoing, (i) no default or event of default shall be deemed to have occurred on the basis of any failure to comply with the Recurring Revenue Covenant or Leverage Ratio Maintenance Covenant, as applicable, unless such failure is not cured by the making of a Specified Equity Contribution prior to the end of the Cure Period and (ii) no Lender or Issuing Bank shall be obligated to extend Revolving Loans or issue or renew Letters of Credit, after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter and until a Specified Equity Contribution is made and all existing events of default are waived or cured.

Unrestricted Subsidiaries:	The Credit Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on loans and advances to and other investments in unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrowers or any subsidiary that owns or licenses any intellectual property used by Holdings or any of its restricted subsidiaries) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the following terms and conditions: (a) after giving effect to any such designation or re-designation (including after reclassification of debt of or liens on assets of the applicable subsidiary), no event of default shall be continuing, and (b) after giving effect to any such designation or re-designation (including after the reclassification of debt of or liens on assets of the applicable subsidiary), pro forma compliance with (1) on or prior to December 31, 2023, the LQA Recurring Revenue Leverage Ratio not exceeding 1.60 to 1.00 or (2) after December 31, 2023, the Total Leverage Ratio not exceeding 5.25 to 1.00 (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and

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cash equivalents calculated as of, the date of such designation (or, if such designation is made in connection with a Limited Condition Transaction, the LCT Test Date rather than the date of such designation). Unrestricted subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA or compliance with the Financial Covenants or any other financial ratios or baskets. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Optional Financial Covenant Conversion:	Notwithstanding anything herein to the contrary, (a) the Borrowers may, by a written notice to the Administrative Agent, specify a date earlier than December 31, 2023 as the date on which the Borrowers shall be required to comply with the Leverage Ratio Maintenance Covenant and no longer be required to comply with the Recurring Revenue Covenant and the Liquidity covenant; provided that (i) such date must be on or after the last day of the fourth full fiscal quarter ending after the Closing Date, (ii) such date must be the first day of the month following the date on which a compliance certificate is delivered in accordance with the Credit Facilities Documentation, (iii) as of the last day of the most recently ended Test Period for which the compliance certificate referred to in clause (ii) above was delivered, the Total Net Leverage Ratio shall be equal to or less than 6.50 to 1.00 and (iv) no Event of Default shall have occurred and be continuing (such date, the “Optional Financial Covenant Conversion Effective Date”) and (b) at any time after the occurrence of the Optional Financial Covenant Conversion Effective Date, all references herein to “December 31, 2023” for purposes of any incurrence based tests, financial ratios or financial covenant compliance shall be deemed to refer to the Optional Covenant Conversion Effective Date.

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Events of Default:

Limited to the following (except as otherwise expressly indicated, to be applicable to Holdings and its restricted subsidiaries only, and with Consolidated EBITDA “growers” on any dollar baskets): nonpayment of principal when due; nonpayment of interest, fees, premiums and other amounts after a five business day grace period; violation of covenants with certain affirmative covenants to have customary grace periods; incorrectness of (1) on the Closing Date, the Specified Representations, and (2) after the Closing Date, representations and warranties, in each case in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default (after expiration of any grace periods and subject to cure and waiver) and cross acceleration to indebtedness in excess of the greater of $18.75 million and 15% of Consolidated EBITDA; bankruptcy or other insolvency events of Holdings or its restricted subsidiaries (other than immaterial subsidiaries) (with a customary grace period for involuntary events); unsatisfied monetary judgments in excess of the greater of $18.75 million and 15% of Consolidated EBITDA (to the extent not covered by insurance or indemnity) that have not been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual or asserted (in writing) invalidity of the Credit Facilities Documentation (including, without limitation, any intercreditor agreement) or material Guarantees or security documents or any material security interest purported to be created thereunder; certain material ERISA events; and change of control (to include a pre-and post-initial public offering provision and with no continuing director prong).

Notwithstanding anything to the contrary, any Default or Event of Default (including any Default or Event of Default (or similar term) resulting from a failure to provide notice of a Default or Event of Default) shall be deemed not to “exist” or be “continuing” if (i) with respect to any Default or Event of Default that occurs due to a failure by Holdings or any of its subsidiaries to take any action (including taking any action by a

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specified time), Holdings or such subsidiary takes such action, or (ii) with respect to any Default or Event of Default that occurs due to the taking of any action by Holdings or any of its subsidiaries that is not then permitted, on the earlier to occur of (A) the date such action would be permitted to be taken pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers).

Voting:	Amendments and waivers of the Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and unused commitments under the Credit Facilities (the “Required Lenders”) except that (i) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders or of any other majority or required percentage of the Lenders of any facility or tranche, or any other Lenders) shall be required with respect to only the following: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent, the waiver of any default, event of default or mandatory prepayment, or any modification, waiver or amendment of financial definitions or ratios or of any covenant shall not constitute an increase of any commitment), (B) reductions in or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction, or any modification, waiver or amendment of financial definitions or ratios or of any covenant shall not constitute a reduction in or forgiveness of principal), interest (other than a waiver of default interest), fees, or (if any) prepayment premiums (provided that any change in the definition of any ratios used in calculating any interest rate or fee (or any component definition thereof) shall not constitute a reduction in any rate of interest or fee for purposes of this clause (B)) (it being understood that this clause (B) shall not apply to the waiver of the MFN Adjustment), (C) xtensions of scheduled amortization payments, final maturity (it being understood that a waiver of any condition

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precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction, or any modification, waiver or amendment of financial definitions or ratios or of any covenant, shall not constitute an extension of any maturity date), interest, fees, or prepayment premiums (it being understood that this clause (C) shall not apply to the waiver of default interest or the MFN Adjustment), (D) changes in the “waterfall” that applies following enforcement of the Credit Facilities Documentation and provisions relating to pro rata sharing and payment, and (E) waivers, amendments, supplements or modifications to the Credit Facilities Documentation that by their terms subordinate the priority of payment of the obligations under the Credit Facilities or the lien priority of any Liens securing the Credit Facilities, in each case to any indebtedness, in each case solely if the Administrative Agent and the Borrower do not offer a bona fide opportunity to all Lenders to participate on a pro rata basis in such third party indebtedness (including fees payable generally to all lenders thereof), (ii) the consent of 100% of the Lenders will be required with respect to only the following: (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral (in each case, other than as permitted under the Credit Facilities Documentation), (iii) customary protections for the Administrative Agent and the Issuing Banks will be provided, (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders, and (v) in the case of the Credit Facilities, the consent of the Required Revolving Lenders (and, for the avoidance of doubt, not the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders)) shall be necessary to amend or waive the terms of (A) any condition precedent to an extension of credit (or deemed extension of credit) under the Revolving Facility (provided that in the case of the issuance of a letter of credit, the consent of the applicable Issuing

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Bank shall also be required), and (B) any definitions and related provisions solely as they relate to the foregoing clauses (A) - (B); it being understood that, except as expressly provided above, there shall be no “class” voting requirement for amendments, modifications or supplements to the Credit Facilities Documentation. Defaulting Lenders shall be excluded from both the numerator and the denominator in the calculation of the Required Lenders and the Required Revolving Lenders.

The Credit Facilities Documentation shall contain customary provisions for, on a non pro rata basis, replacing, or repaying and terminating the commitments of, (i) Lenders claiming increased costs, tax gross-ups and similar required indemnity payments, (ii) Defaulting Lenders, and (iii) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby (and for replacing any lender that constitutes a non-extending lender in connection with an extension of the maturity date of the applicable Credit Facility as permitted under the section titled “Final Maturity and Amortization” hereof), so long as Lenders under the relevant Credit Facilities holding more than 50% of the aggregate amount of the loans and commitments under the relevant Credit Facilities, or more than 50% (by principal amount) of the directly and adversely affected Lenders under the relevant Credit Facilities, as applicable, shall have consented thereto or participated, as applicable, and subject to the payment of the amount described under the heading “Prepayment Premium” above.

In addition, if the applicable Administrative Agent and the Borrowers (a) shall have jointly identified an error, omission, mistake or ambiguity or determined to effect any administrative change of a technical, administrative or immaterial nature in the Credit Facilities Documentation or (b) desire to amend the Credit Facilities Documentation to add one or more provisions to the Credit Facilities Documentation that are, in the reasonable judgment of the applicable Administrative Agent, more favorable to the Lenders under the applicable Credit Facility in connection with any Incremental Facility, Incremental Equivalent Debt

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and/or Refinancing Facility, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, or make such amendment, as applicable, without further action or consent of any other person. The Credit Facilities Documentation will also permit the Administrative Agent and the Borrowers to enter into one or more amendments thereto to incorporate the provisions of any Incremental Facility or Refinancing Facility without the consent of any Lender under the applicable Credit Facility, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility or Refinancing Facility in the Credit Facilities Documentation.

The Credit Facilities Documentation shall permit guarantees, collateral documents and related documents to be, together with the applicable credit agreements, amended and waived with the consent of the applicable Administrative Agent without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral document or other document to be consistent with the applicable credit agreement and the other Credit Facilities Documentation.

The Credit Facilities Documentation shall permit guarantees, collateral documents and related documents to be, together with the applicable credit agreements, amended and waived with the consent of the Administrative Agent without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral document or other document to be consistent with the applicable credit agreement and the other Credit Facilities Documentation. The Borrower and the Administrative Agent may, without the consent of any other person, amend the Credit Facilities Documentation to permit the accession as Guarantors, of restricted subsidiaries incorporated or organized in non-US jurisdictions (at the Borrower’s election with the consent of the Administrative Agent (which shall not be unreasonably withheld or delated)) and to provide for customary agreed security principles with respect to such restricted subsidiaries that are

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reasonably acceptable to the Borrower and the Administrative Agent in the applicable jurisdiction(s).

The Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.

Cost and Yield Protection:	The Credit Facilities Documentation will include customary tax gross-up and cost and yield protection provisions. Protection for increased costs will be subject to customary exceptions. The obligation of the Borrowers and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary exceptions, including the requirement to provide applicable tax related documentation, and will include customary mitigation provisions; provided that the tax gross-up will not apply to any withholding taxes imposed by reason of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof (including any intergovernmental agreements or “FFI agreements” entered into pursuant to the foregoing). Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III shall be included in the Credit Facilities Documentation (but solely for such costs that would have been included in they had been otherwise imposed under the applicable increased cost provisions).

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Facility with the consent of the Borrowers and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrowers, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a natural person, a Disqualified Lender (which shall, in the Credit Facilities Documentation, for the avoidance of doubt, include Excluded Affiliates) or, except as permitted below, a Restricted Affiliated Lender, (B) no consent of the Borrowers shall be required (other than in the

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case of a proposed assignment to a Disqualified Lender) (i) after the occurrence and during the continuance of a payment, financial covenant or bankruptcy event of default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund, (C) no consent of the Administrative Agent shall be required with respect to an assignment of any Term Loans if such assignment is an assignment to another Lender, an affiliate of a Lender, an approved fund, a Debt Fund Affiliate, the Borrower or any other affiliate of the Borrower, and no consent of the Administrative Agent or the Borrower shall be required with respect to an assignment of any loans or commitments under the Revolving Facility if such assignment is an assignment to a Revolving Lender, an affiliate of a Revolving Lender or an approved fund of a Revolving Lender, and (D) the Borrowers shall be deemed to have consented to any assignment of any Loan or commitment if the Borrower has not responded within ten (10) business days after receipt of a written request for such consent (except, for the avoidance of doubt, in the case of an assignment to a Disqualified Lender), or, to the extent any such assignments are made in accordance with all other applicable terms of the Credit Facilities Documentation, to the Sponsor, any affiliates of the Sponsor, or Holdings or any of its subsidiaries.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1 million in the case of the Term Facility and $5 million in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrowers and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Credit Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent), except in the case of any such assignment to an affiliate of the assigning Lender or to the Sponsor (or any other Investor), Holdings, its subsidiaries or any of their respective affiliates.

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The Lenders will be permitted to sell participations in loans and commitments without restriction (other than as set forth below) in accordance with applicable law and subject to limitations consistent with the Documentation Principles; provided that participations shall not be permitted to Disqualified Lenders, with the administration of such prohibition conducted in a manner to be agreed. Voting rights of participants shall be limited to reductions of principal, interest or fees, extensions of final scheduled maturity or times for payment of interest or fees, and releases of Collateral, in each case requiring the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected).

If any Loans are assigned or participated, without the Borrowers’ consent, to a Disqualified Lender, then: (a) the Borrowers may (i) terminate any commitment of such person and repay any applicable outstanding Loans (in the case of Term Loans, at a price equal to the lesser of par and the amount such person paid to acquire such Loans), without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more eligible lenders at the price indicated above (which assignment shall not be subject to the processing and recordation fee specified above), (b) no such person shall receive any information or reporting provided by the Borrowers, the Administrative Agent or any other Lender, attend any Lender meetings or have access to any electronic site established for Lenders or confidential communications from counsel to or financing advisors to the Administrative Agent or the Lenders, (c) for purposes of voting, any loans and commitments held by such person shall be deemed not to be outstanding and such person shall have no voting or consent rights with respect to “required lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves, and (e) such person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender.

ANNEX I to EXHIBIT B

Non-pro rata distributions and commitment reductions will be permitted without any consent in connection with loan buy-back or similar programs and assignments to, and purchases by, the Sponsor, the other Investors and their respective affiliates (including, without limitation, Holdings and its subsidiaries but excluding Debt Fund Affiliates (as defined below)) (each, a “Restricted Affiliated Lender”), including through open-market purchases; provided that (i) Holdings and its restricted subsidiaries shall cause any loans or commitments assigned to it or them (including as contemplated by the following clause (ii)) to be cancelled, (ii) any Loans acquired by a Restricted Affiliated Lender (other than the Borrowers) may, with the consent of the Borrowers, be contributed to the Borrowers (whether through any of their direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrowers that are otherwise permitted to be issued by such entity at such time, (iii) the aggregate unpaid principal amount of Term Loans held by all Restricted Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of Term Loans then outstanding (determined as of the time of such purchase), (iv) [reserved], (v) [reserved], (vi) Restricted Affiliated Lenders will not receive information provided solely to Lenders (unless prepared by or on behalf of, or otherwise shared with, the Borrower or its affiliates) and will not be permitted to attend or participate in Lender only meetings or calls and will not be entitled to challenge the Administrative Agent’s and the applicable Lenders’ attorney client privilege as a result of their status as Restricted Affiliated Lenders, (vii) Restricted Affiliated Lenders may not purchase Revolving Loans or commitments under the Revolving Facility, (viii) any purchases by Restricted Affiliated Lenders shall require that such Restricted Affiliated Lender clearly identify itself as a Restricted Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases or sales (but no Restricted Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its subsidiaries or their respective securities, and all parties to the relevant transactions shall render customary “big boy” disclaimer letters), (ix) Holdings and its subsidiaries may not make any non-pro rata purchase of any loans

ANNEX I to EXHIBIT B

so long as any event of default has occurred and is continuing and may not make any purchase of any loans so long as any payment or bankruptcy event of default has occurred and is continuing, (x) [reserved], (xi) for purposes of any amendment, waiver or modification of the Credit Facilities Documentation that does not in each case require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders or deprive them of their pro rata share of any payment, Restricted Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, (xii) no proceeds of Revolving Facility shall be used for such purchases by Holdings or any of its subsidiaries, (xiii) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrowers or any Guarantor, each Restricted Affiliated Lender shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the loans and commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Restricted Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Restricted Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Borrower Obligations held by such Restricted Affiliated Lender in a manner that is less favorable in any material respect to such Restricted Affiliated Lender than the proposed treatment of similar Borrower Obligations held by Lenders that are not Restricted Affiliated Lenders, and (xiv) such distributions, commitment reductions, assignments and purchases shall be subject to such other terms and conditions as are consistent with the Documentation Principles.

Debt Fund Affiliates (as defined below) shall be permitted to purchase Loans from the Lenders and shall have all rights of a Lender of the Credit Facilities. “Debt Fund Affiliate” shall mean a debt fund that is an

ANNEX I to EXHIBIT B

affiliate of the Sponsor or any other Investor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to the Sponsor, the other Investors, as applicable, or any of their respective affiliates; provided that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

“Disqualified Lenders” shall mean (a) those persons that are competitors of Holdings and its subsidiaries to the extent identified by the Borrowers or the Sponsor to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by name by the Borrowers or the Sponsor to the Administrative Agent in writing on or before the Closing Date or (c) in the case of clause (a) or (b), any of their respective Affiliates (other than bona fide debt funds) that are (x) clearly identifiable as affiliates on the basis of their name or (y) identified by name by the Borrowers (or by the Sponsor, on the Borrowers’ behalf) to the Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be, but shall disqualify such parties from acquiring additional Loans or participation interests; provided, further, that the list of Disqualified Lenders shall not be delivered by the Administrative Agent to any other person, except that, upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective Participant is a Disqualified Lender).

Successor Administrative Agent:	The Credit Facilities Documentation shall contain successor agency provisions consistent with the Documentation Principles.

Expenses and Indemnification:

The Borrowers shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) in connection with the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facilities Documentation (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees, disbursements and other charges of the one primary counsel identified herein, of a single local counsel with respect to the Credit Facilities in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and of one additional counsel due to an actual or reasonably perceived conflict of interest for all affected indemnitees or otherwise retained (except in the context of enforcement) with the Borrowers’ consent (not to be unreasonably withheld or delayed)).

The Borrowers will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates and controlling persons (in each case other than Excluded Affiliates), and the directors, officers, employees, partners, counsel, agents, advisors and other representatives, successors and assigns of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented fees and out-of-pocket expenses (limited, in the case of legal fees, to the

ANNEX I to EXHIBIT B

reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected indemnified persons)) of any such indemnified person (which, in each case, shall exclude allocated costs of in-house counsel and (without the Borrowers’ prior written consent (which may be withheld or delayed in the Borrower’s sole discretion)) the fees and expenses of any other third-party advisors) arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrowers, their equity holders, their affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from (i)(A) the gross negligence, bad faith or willful misconduct of such person or any of its controlling persons, controlled affiliates or any of the officers, directors, employees, partners or agents, advisors or other representatives, of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (B) a material breach of the Credit Facilities Documentation by any such person or any of its controlling persons or controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (C) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrowers or any of their affiliates (other than claims against an indemnified person acting in its capacity as an Administrative Agent or Lead Arranger or similar role under the Credit Facilities); (ii) actions taken, or omissions to act, in its capacity as a financial advisor of the Sponsor, the other Investors or Holdings or their

ANNEX I to EXHIBIT B

respective subsidiaries in connection with the Acquisition or any other potential acquisition of the Company or its subsidiaries, (iii) actions taken, or omissions to act, in its capacity as a co-investor in the Transactions or any potential acquisition of the Company or its subsidiaries or (iv) any settlement entered into by such person without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with the Borrowers’ written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrowers shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above). Each indemnified person shall refund and return any and all amounts paid by the Borrowers to such indemnified person for fees, expenses, damages, indemnification or contribution to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms described above. None of the indemnified persons and the Borrowers and their affiliates and their respective directors, officers, employees, agents, advisors and other representatives shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities (except to the extent of its indemnity or reimbursement obligations hereunder in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with such indemnified person).

Governing Law and Forum:	New York; provided that, notwithstanding the governing law provisions of the Credit Facilities Documentation, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof either Holdings or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, and (c) the determination of whether the Acquisition has been consummated in accordance

ANNEX I to EXHIBIT B

with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Lead Arrangers and the Bookrunners, the Initial Lenders, the Administrative Agent:	White & Case LLP

Interest Rates:

Initially, the interest rates under the Credit Facilities will be as follows:

With respect to Revolving Loans and Term Loans, at the option of the Borrowers, (a) on or prior to December 31, 2023, Adjusted LIBOR plus 8.00% or ABR plus 7.00%, and (b) after December 31, 2023, (i) if the Total Leverage Ratio is greater than 6.50 to 1.00, Adjusted LIBOR plus 8.00% or ABR plus 7.00%, (ii) if the Total Leverage Ratio is less than 6.50 to 1.00 and greater than 6.00 to 1.00, Adjusted LIBOR plus 7.50% or ABR plus 6.50%, and (iii) if the Total Leverage Ratio is less than or equal to 6.00 to 1.00, Adjusted LIBOR plus 7.00% or ABR plus 6.00%.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears for loans accruing interest (a) at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date, and (b) based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest publically identified, from time to time as the U.S. “prime rate” as published in the Money Rates section of the Wall Street Journal, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

ANNEX I to EXHIBIT B

“Adjusted LIBOR” is the London interbank offered rate for the relevant currency, adjusted for statutory reserve requirements; provided that if such rate is less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Borrowers shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrowers shall pay a commitment fee of (a) on or prior to December 31, 2023, 0.50% per annum, and (b) after December 31, 2023, (i) if the Total Leverage Ratio is greater than 6.50 to 1.00, 0.50% per annum, (ii) if the Total Leverage Ratio is less than or equal to 6.50 to 1.00 and greater than 5.50 to 1.00, 0.375% per annum, and (iii) if the Total Leverage Ratio is less than 5.50 to 1.00, 0.25% per annum, in each case on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment.

EXHIBIT C

Project Python

Conditions2

The initial borrowings under the Credit Facilities shall be subject to the satisfaction or waiver (by the Commitment Parties) of the following conditions:

1.

The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers (in their respective capacities as such), without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned, and provided that the Commitment Parties shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless they shall have objected thereto within five (5) business days after receipt by each Commitment Party of written notice of such modification, amendment, supplement, consent, waiver or request) (it being understood and agreed that (a) any reduction in the purchase price of, or consideration for the Acquisition shall not be considered material and adverse to the interests of the Lenders or the Lead Arrangers so long as any such reduction is (1) less than fifteen percent (15%) of the total Acquisition consideration or (2) applied first to (at the option of the Borrower in its sole discretion) reduce the Equity Contribution and/or the Other Equity such that the sum of the Equity Contribution and the Other Equity is not less than the amount required pursuant to paragraph (a) of the Transaction Description set forth in Exhibit A; and thereafter (subject to amounts withheld at closing for potential future settlement or resolution of shareholder appraisal claims in an amount not to exceed the Per Share Price (as defined in the Acquisition Agreement) per each Dissenting Company Share (as defined in the Acquisition Agreement)) (i) no less than 30.0% of any such reduction shall be applied to reduce the Term Facility and (ii) no more than 70.0% of any such reduction shall be applied to reduce the Equity Contribution; (b) any increase in the purchase price of, or consideration for, the Acquisition is not materially adverse to the Lenders or the Commitment Parties to the extent that any such increase is not funded with additional indebtedness (other than permitted Closing Date draws on the Revolving Facility) (it being understood and agreed that no purchase price, working capital or similar adjustment set forth in the Acquisition Agreement (as in effect on the date hereof or as amended in a manner not materially adverse to the Lenders or the Lead Arrangers) shall constitute an increase in the purchase price); (c) any amendment to the Acquisition Agreement solely to extent necessary to reflect the adoption of a structure substantially in the form set forth in the Alternative Structure Memo is not materially adverse to the Lenders or the Commitment Parties, and (d) any amendment or modification to, waiver of or consent under the definition of “Company Material Adverse Effect” in the Acquisition Agreement is materially adverse to the interests of the Lenders and the Lead Arrangers).

[2]

1.    Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

EXHIBIT C

2.

The Equity Contribution and the Additional Cash Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Term Facility, shall be made, in at least the amount and consistent with the description thereof set forth in Exhibit A to the Commitment Letter (as such amount may be modified pursuant to paragraph 1 above).

3.	No Company Material Adverse Effect (as defined in the Acquisition Agreement) will have occurred after the date of the Acquisition Agreement that is continuing.

4.

The Administrative Agent and the Commitment Parties shall have received at least two (2) business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or the Commitment Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

5.

Subject in all respects to the Certain Funds Provisions, the execution and delivery by the Borrowers and Guarantors of (i) the Credit Facilities Documentation in the case of the Credit Facilities, which shall be consistent with the Commitment Letter, the Term Sheet and the Documentation Principles, and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of Holding’s chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto (the items described in this clause (ii), collectively, the “Closing Deliverables”).

6.

The Commitment Parties shall have received (x) the audited consolidated balance sheets and related statements of income and cash flows of a direct parent of the Company and its subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2019 and (y) the unaudited consolidated balance sheet and related statements of income and cash flows of a direct parent of the Company and its subsidiaries for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. It is acknowledged and agreed that the Commitment Parties have received the items required by clause (x) and clause (y).

7.

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been, or will be substantially concurrently, paid (which amounts may be offset against the proceeds of the Credit Facilities).

8.	The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects).

ANNEX I to EXHIBIT C

HOLDINGS

SOLVENCY CERTIFICATE

[            ], 20[    ]

Pursuant to Section [    ] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [        ], the undersigned [chief financial officer] [other officer with equivalent duties] of Holdings hereby certifies as of the date hereof, solely on behalf of Holdings and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.

I am familiar with the finances, properties, businesses and assets of Holdings and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of Holdings and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of Holdings and its Subsidiaries.

2.

On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

ANNEX I to EXHIBIT C

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[HOLDINGS]

Name:
Title:

107